Filed Pursuant to Rule 424(b)(2)
Registration Number 333-158545
Prospectus supplement to prospectus dated April 21, 2009

Melco Crown Entertainment Limited

38,834,950 American Depositary Shares
Representing 116,504,850 Ordinary Shares

We are offering 38,834,950 American Depositary Shares, or ADSs. Each ADS represents three Ordinary Shares, par value US$0.01 per share, of Melco Crown Entertainment Limited.

Our ADSs are quoted on the Nasdaq Global Select Market under the symbol “MPEL.” The last reported sale price for our ADSs on the Nasdaq Global Select Market on August 12, 2009, was US$5.27 per ADS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 6 of the accompanying prospectus.

Underwriting
		Discounts and	Proceeds, Before
	Price to Public	Commissions	Expenses, to Us

Per ADS	US$5.15	US$0.24	US$4.91
Total	US$199,999,993	US$9,500,000	US$190,499,993

The underwriters may also purchase from us up to an additional 3,883,495 ADSs at the applicable public offering price less the underwriting discount within 30 days from the date of this prospectus supplement to cover over-allotments.

The ADSs will be ready for delivery on or about August 18, 2009.

Deutsche Bank Securities	Citi

CLSA Asia Pacific Markets	Oppenheimer & Co.

The date of this prospectus supplement is August 13, 2009.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the accompanying prospectus, dated April 21, 2009, relating to our ADSs and Ordinary Shares. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus or the documents incorporated herein by reference, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are offering to sell ADSs and seeking offers to buy ADSs only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference is current only as of the date of the document containing such information.

As used in this prospectus, references to “we”, “us”, “our company”, “our” and the “Company” are to Melco Crown Entertainment Limited and its consolidated subsidiaries, as applicable.

Capitalized terms used in this prospectus supplement but not defined herein are defined in the accompanying prospectus or in our Form 20-F that is incorporated herein by reference.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. In addition to this summary, we urge you to read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, especially the risks of investing in the ADSs discussed under “Risk Factors” in the accompany prospectus before deciding whether to buy our ADSs.

Recent Developments

On May 19, 2009, the number of our authorized Ordinary Shares increased from 1,500,000,000 to 2,500,000,000 and a new Amended and Restated Memorandum and Articles of Association was adopted to reflect such increase at an extraordinary general meeting held on the same date.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The following documents filed with the SEC are incorporated in this prospectus supplement by reference:

(1) Our registration of American Depositary Receipts on Form F-6 (File No. 333-139159) which we filed with the SEC on December 7, 2006;

(2) The section “Description of American Depositary Shares” in our prospectus filed pursuant to Rule 424(b)(4) of the U.S. Securities Act of 1933, as amended, or the Securities Act, on November 1, 2007 with respect to the Registration Statement on Form F-1 (File No. 333-146780);

(3) Our annual report on Form 20-F for the year ended December 31, 2008 (File No. 001-33178) which we filed with the SEC on March 31, 2009; and

(4) Our reports on Form 6-K furnished to the SEC on March 31, 2009, April 3, 2009, April 15, 2009, April 27, 2009, April 28, 2009, May 4, 2009, May 13, 2009, June 2, 2009, August 11, 2009 and our report on Form 6-K/A furnished to the SEC on August 11, 2009.

We also incorporate by reference in this prospectus supplement all subsequent annual reports filed with the SEC on Form 20-F pursuant to the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, we may incorporate by reference into this prospectus supplement any of our reports on Form 6-K (or portions thereof) filed after the date of this prospectus supplement (and before the time that all of the securities offered by this prospectus supplement have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus supplement.

All reports and other documents filed or submitted by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of an offering pursuant to this prospectus supplement shall also be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of filing or submission of such reports and documents.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with this prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus supplement.

You may also obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Melco Crown Entertainment Limited
36th Floor, The Centrium
60 Wyndham Street
Central
Hong Kong
Attn: Company Secretary
(852) 2598 3600

THE OFFERING

Offering price	US$5.15

ADSs offered	38,834,950 ADSs

ADSs outstanding immediately after this offering	171,772,370 ADSs (175,655,865 ADSs if the underwriters’ over-allotment option is exercised in full)

Ordinary shares outstanding immediately after this offering	1,582,822,388 Ordinary Shares (1,594,472,873 Ordinary Shares if the underwriters’ over-allotment option is exercised in full)

Over-Allotment Option	We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an additional 3,883,495 ADSs, at the public offering price listed on the cover page of this prospectus supplement for the purpose of covering over-allotments.

The ADSs	Each ADS represents three Ordinary Shares, par value US$0.01 per share.

The depositary will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the deposit agreement. You may surrender your ADSs to the depositary to withdraw the Ordinary Shares underlying your ADSs. The depositary will charge you a fee for such exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section entitled “Description of American Depositary Shares” which is incorporated by reference herein from our prospectus dated November 1, 2007 with respect to our Registration Statement on Form F-1 (File No. 333-146780). You should also read the deposit agreement, which is attached as an exhibit to our registration statement on Form F-6 (File No. 333-139159).

Dividend Policy	We currently intend to retain all of our earnings to operate and expand our business and therefore do not intend to declare or pay cash dividends on our shares in the near to medium term.

Timing and settlement of ADSs	The ADSs are expected to be delivered against payment on August 18, 2009.

The ADRs evidencing the ADSs will be deposited with a custodian for, and registered in the name of Cede & Co., a nominee of the Depository Trust Company, or DTC in New York, New York. DTC and its direct and indirect participants will maintain records that will show the beneficial interests in the ADSs and facilitate any transfers of beneficial interests.

Listing	Our ADSs are listed for quotation on the Nasdaq Global Select Market. Our Ordinary Shares are not listed on any exchange or quoted for trading on any over-the-counter trading system.

Nasdaq Global Select Market symbol	“MPEL”

Depositary	Deutsche Bank Trust Company Americas

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately US$190.0 million, or approximately US$209.0 million if the underwriters exercise their over-allotment option in full, in each case after deducting underwriting discounts, commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for any of the following:

(i) accelerated repayment of a certain portion of the outstanding principal on the City of Dreams Project Facility and

(ii) fund our subsidiaries in relation to potential future growth and expansion opportunities, working capital requirements and general corporate purposes.

Lock-up	Our directors and executive officers, Melco Crown Entertainment Asia Holdings Limited, or Melco Crown Holdings, Melco Leisure and Entertainment Group Limited, or Melco Leisure, Melco International Development Limited, or Melco, PBL Asia

Investments Limited, or PBL Asia Investments, and Crown Limited, or Crown, have agreed with the underwriters not to sell, transfer or dispose of any ADSs, Ordinary Shares or similar securities for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions. See “Underwriting”.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus, and our Form 20-F for a discussion of risks you should carefully consider before deciding to invest in our ADSs.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$190.0 million, or US$209.0 million if the underwriters over-allotment option is exercised in full, in each case after deducting underwriting discounts, commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for any of the following: (i) accelerated repayment of a certain portion of the outstanding principal on the City of Dreams Project Facility and (ii) fund our subsidiaries in relation to potential future growth and expansion opportunities, working capital requirements and general corporate purposes.

MARKET PRICE INFORMATION FOR OUR ADSs

Our ADSs, each representing three of our Ordinary Shares, have been listed on the Nasdaq Global Select Market since December 19, 2006. Our ADSs trade under the symbol “MPEL”. For the period from December 19, 2006 to August 12, 2009 the trading price of our ADSs on the Nasdaq Global Select Market has ranged from US$23.55 to US$2.27 per ADS. The following table provides the high and low trading prices for our ADSs on the Nasdaq Global Select Market for the periods indicated.

	Sales Price
	High	Low

Monthly High and Low
August 2009 (through August 12, 2009)	6.25	4.88
July 2009	5.74	4.05
June 2009	6.40	4.13
May 2009	6.60	4.52
April 2009	5.05	3.29
March 2009	4.00	2.52
February 2009	3.23	2.27
Quarterly High and Low
Third Quarter (up to August 12, 2009)	6.25	4.05
Second Quarter 2009	6.60	3.29
First Quarter 2009	4.65	2.27
Fourth Quarter 2008	4.89	2.31
Third Quarter 2008	9.63	3.77
Second Quarter 2008	14.76	9.00
First Quarter 2008	13.23	8.20
Fourth Quarter 2007	19.09	11.34
Third Quarter 2007	17.00	9.95
Second Quarter 2007	19.45	11.29
First Quarter 2007	22.34	14.12
Annual High and Low
2008	14.76	2.31
2007	22.34	9.95
2006	23.55	18.88

CAPITALIZATION

The following table sets forth, as of June 30, 2009:

•	our actual capitalization; and

•	our as adjusted capitalization, to give effect to the issuance and sale of 38,834,950 ADSs in this offering, and after deducting underwriting discounts, commissions and estimated offering expenses payable by us.

You should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2009
	Actual	As Adjusted
	(in thousands of U.S. dollars, except for share data)

Indebtedness:
City of Dreams Project Facility	$1,683,207	$1,683,207
Other long-term liabilities	35,503	35,503
Loans from shareholders	115,647	115,647
Shareholders’ Equity:
Ordinary Shares at US$0.01 par value (2,500,000,000 shares authorized; 1,466,317,538 shares issued and outstanding—actual and 1,582,822,388 shares issued and outstanding—as adjusted)	$14,664	$15,829
Treasury shares, at US$0.01 par value per share (2,066,842 shares—actual and as adjusted)	(21)	(21)
Additional paid-in capital	2,875,744	3,064,579
Accumulated other comprehensive losses	(32,742)	(32,742)
Accumulated losses	(437,464)	(437,464)

Total shareholders’ equity	2,420,181	2,610,181

Total capitalization	$4,254,538	$4,444,538

DIVIDEND POLICY

We have never declared or paid any dividends, nor do we have any present plan to pay any cash dividends on our Ordinary Shares in the near to medium term. We currently intend to retain most, if not all, of our available funds and any future earnings to pay debt service and to operate and expand our business.

Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our Ordinary Shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our Ordinary Shares, if any, will be paid in U.S. dollars.

The debt facilities of our subsidiaries contain, and debt facilities we or our subsidiaries expect to enter into in the future are also expected to contain, restrictions on payment of dividends, which is expected to affect our ability to pay dividends in the foreseeable future. See “Risk Factors—Risks Relating to the ADSs—We currently do not intend to pay dividends, and we cannot assure you that we will make dividend payments in the future” in the accompanying prospectus.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our Ordinary Shares (inclusive of any Ordinary Shares held by Melco Crown Entertainment Asia Holdings Limited and Ordinary Shares represented by ADSs held by Melco Crown SPV Limited, both Cayman Islands exempted companies that are 50/50 owned by Melco Leisure and PBL Asia Investments) as of the date of this prospectus supplement by our two principal shareholders, Melco Leisure and PBL Asia Investments.

Ordinary Shares
			Ordinary Shares		Beneficially Owned After
	Ordinary Shares Beneficially		Beneficially		The Exercise in
	Owned Prior to		Owned After		full of The
	This Offering (1)		This Offering (1)		Over-allotment Option(1)
Name	Number	%	Number	%	Number	%

Melco Leisure and Entertainment Group Limited(2)(3)(4)	578,246,156	39.4	578,246,156	36.5	578,246,156	36.3
PBL Asia Investments Limited (5)	578,246,156	39.4	578,246,156	36.5	578,246,156	36.3

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act, and includes voting or investment power with respect to the securities. We expect that after the completion of this offering, Melco Leisure and PBL Asia Investments will continue to have a shareholders’ agreement relating to certain aspects of the voting and disposition of our Ordinary Shares held by them, and may accordingly constitute a “group” within the meaning of Rule 13d-3. See “—Melco PBL Joint Venture” in our Form 20-F which is incorporated in this prospectus supplement by reference. However, Melco Leisure and PBL Asia Investments each disclaim beneficial ownership of the shares of our company owned by the other.

(2)	Melco Leisure is incorporated in the British Virgin Islands and is a wholly owned subsidiary of Melco. The address of Melco Leisure and Melco is c/o The Penthouse, 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Melco is listed on the Main Board of the Hong Kong Stock Exchange.

(3)	Mr. Lawrence Ho, our Chairman and Chief Executive Officer and the chairman, chief executive officer and managing director of Melco, personally holds 7,697,285 ordinary shares of Melco, representing approximately 0.63% of Melco’s ordinary shares outstanding as of August 1, 2009. In addition, 115,509,024 shares are held by Lasting Legend Ltd., and 288,532,606 shares are held by Better Joy Overseas Ltd., and 7,294,000 shares are held by The L3G Capital Trust, of which all are owned by persons, companies and/or trusts associated with Mr. Lawrence Ho. Therefore, we believe that for purposes of Rule 13d-3, Mr. Ho beneficially owns 419,032,915 ordinary shares of Melco, representing approximately 34.06% of Melco’s ordinary shares outstanding as of August 1, 2009. This does not include 117,912,694 shares into which convertible notes held by Great Respect Limited, a company controlled by a discretionary trust formed for the benefit of members of the Ho family (including Mr. Lawrence Ho and Dr. Stanley Ho), may be converted upon the issuance of the land certificate for the City of Dreams site. None of the beneficiaries of the trust control the voting or disposition of shares held by the trust or Great Respect Limited.

(4)	As of August 1, 2009, Dr. Stanley Ho personally held 18,587,789 ordinary shares of Melco. In addition, 3,127,107 shares of Melco are held by Lanceford Company Limited, a company 100% owned by Dr. Stanley Ho. Therefore, for purposes of Rule 13d-3, Dr. Ho may be deemed to beneficially own 21,714,896 ordinary shares representing approximately 1.77% of Melco’s outstanding shares. Dr. Ho’s beneficial ownership does not include 117,912,694 shares into which convertible notes held by Great Respect Limited may be converted upon the issuance of the land certificate for the City of Dreams site.

(5)	PBL Asia Investments is incorporated in the Cayman Islands and is 100% indirectly owned by Crown. The address of Crown and PBL Asia Investments is Level 3, Crown Towers, 8 Whiteman Street, Southbank, Victoria 3006, Australia. Crown is listed on the Australian Stock Exchange. As of August 1, 2009, Crown was approximately 37.02% owned by Consolidated Press Holdings Group, which is a group of companies owned by the Packer family.

As of August 1, 2009, a total of 1,466,317,538 Ordinary Shares were outstanding, of which 398,812,261 Ordinary Shares were registered in the name of Deutsche Bank Trust Company Americas, the depositary under the deposit agreement. We have no further information as to shares held, or beneficially owned, by U.S. persons. Since the completion of our initial public offering in December 2006, all Ordinary Shares underlying the ADSs quoted on the Nasdaq Global Select Market, Inc. have been held in Hong Kong by the custodian, Deutsche Bank AG, Hong Kong Branch, on behalf of the depositary.

None of our shareholders will have different voting rights from other shareholders after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated August 13, 2009, we have agreed to sell to the underwriters named below, for whom Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as joint bookrunners and representatives for this offering, the following respective numbers of our ADSs:

Number of
Underwriters	ADSs

Deutsche Bank Securities Inc.	17,475,728
Citigroup Global Markets Inc.	17,475,728
CLSA Limited	1,941,747
Oppenheimer & Co. Inc.	1,941,747
Total	38,834,950

The underwriting agreement provides that the underwriters are obligated to purchase all of the ADSs in this offering if any are purchased, other than those ADSs covered by the over-allotment option described below.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. All offers and sales of ADSs in the United States will be made by U.S. registered broker/dealers.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 3,883,495 additional ADSs at the applicable offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of ADSs.

The underwriters propose to offer the ADSs initially at the offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of US$0.15 per ADS. The underwriters and selling group members may allow a discount of US$0.10 per ADS on sales to other broker/dealers. After the initial offering, the underwriters may change the offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per ADS				Total
	Without		With		Without		With
	Over-		Over-		Over-		Over-
	allotment		allotment		allotment		allotment

Underwriting Discounts and Commissions paid by us	US$	0.2446	US$	0.2446	US$	9,500,000	US$	10,450,000
Expenses payable by us	US$	0.0129	US$	0.0117	US$	500,000	US$	500,000

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the ADSs being offered. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

We have agreed that, subject to certain exceptions, we will not (among others) offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the U.S. Securities Act of 1933, as amended, or the Securities Act, relating to, Ordinary Shares or securities convertible into or exchangeable or exercisable for Ordinary Shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the sole representative of the underwriters for a period of 90 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

Each of our officers and directors, Melco Crown Holdings, Melco Leisure, Melco, PBL Asia Investments and Crown agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, Ordinary Shares or securities convertible into or exchangeable or exercisable for Ordinary Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Ordinary Shares, whether any of these transactions are to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

The ADSs are listed for quotation on the Nasdaq Global Select Market under the symbol “MPEL”.

Affiliates of Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and CLSA Limited are lenders under the City of Dreams Project Facility with combined commitments in excess of 10% of the US$1.75 billion facility. All or a portion of the proceeds of this offering may be contributed to the Borrowing Group under the City of Dreams Project Facility and may be used for accelerated repayment of a certain portion of the outstanding principal on the City of Dreams Project Facility and upon such contribution, the lenders will have a security interest in such contributed proceeds. Any proceeds that become subject to the security interest in favor of the lenders under the City of Dreams Project Facility may be deemed to have been received by such lenders and any such proceeds that are used to pay down outstanding principal on the City of Dreams Project Facility will be received by such lenders. Because more than 10% of the proceeds of this offering, not including underwriting compensation, may be, or be deemed to have been, received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with Financial Industry Regulatory Authority Rule 5110(h)(1), which requires the participation of a “qualified independent underwriter” as defined by National Association of Securities Dealers Conduct Rule 2720(b)(15). Oppenheimer & Co. Inc. has assumed the responsibilities of acting as a qualified independent underwriter in pricing this offering and conducting due diligence. The public offering price of our ADSs in this offering will not be higher than the price recommended by Oppenheimer & Co. Inc. Oppenheimer & Co. Inc. will not receive any additional compensation for acting in this capacity in connection with this offering. We have agreed to indemnify Oppenheimer & Co. Inc. against certain liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.

•	Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the ADSs. As a result the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

We expect that delivery of our ADSs will be made against payment therefor on or about August 18, 2009.

The ADSs to be sold outside of the United States have not been registered under the Securities Act for their offer and sale as part of the initial distribution in this offering. These ADSs initially will be offered outside the United States in compliance with Regulation S under the Securities Act. These ADSs have, however, been registered under the Securities Act solely for purposes of their resale in the United States in transactions that require registration under the Securities Act. This prospectus supplement may be used in connection with resales of such ADSs in the United States to the extent such transactions would not be exempt from registration under the Securities Act.

No action has been taken in any jurisdiction by us or by any underwriter that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or the ADSs, in any jurisdiction where action for that purpose is required, other than in the United States. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons who receive this prospectus supplement are advised by us and the underwriters to inform themselves about, and to observe any restrictions as to, the offering and the ADSs and the distribution of this prospectus supplement.

Japan.  The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan and may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any person for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (2) in compliance with any other relevant law and regulations of Japan.

Hong Kong.  Each underwriter has represented and agreed that:

(a)	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any ADSs other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the ADSs, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore.  This prospectus supplement has not been registered as a prospective with the Monetary Authority of Singapore. Accordingly, the ADSs may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus supplement be circulated or distributed, nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(A)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(B)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange or securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.

Australia.  No prospectus or other disclosure document in relation to the ADSs has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Each underwriter has represented and agreed that it:

(a)	has not made or invited, and will not make or invite, an offer of the ADSs for issue or sale in Australia, including an offer or invitation which is received by a person in Australia; and

(b)	has not distributed or published, and will not distribute or publish, this prospectus supplement or accompanying prospectus or any other offering material or advertisement relating to the ADSs in Australia, unless, in either case (a) or (b):

(c)	the minimum aggregate consideration payable by each offeree is at least A$500,000, disregarding moneys lent by the offeror or its associates, or the offer otherwise does not required disclosure to investors in accordance with Part 6D.2 of the Australian Corporations Act; and

(d)	such action complies with all applicable laws and regulations.

European Economic Area.  Any ADSs that are offered in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) shall, in order to comply with the Prospectus Directive that has been implemented in that Relevant Member State (the “Relevant Implementation Date”), only be offered to the public in that Relevant Member State following the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant

Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to purchase the ADSs may, with effect from and including the Relevant Implementation Date, be made in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 and (3) an annual net turnover of more than 50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales of the ADSs, including the ADSs or initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

Some of the underwriters and their affiliates have provided, and may in the future provide, investment banking and other services to us, our affiliates, officers and directors, for which such underwriters and their affiliates have received customary fees and commissions.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred by us in connection with the offer and sale of the ADSs in this offering. All amounts are estimates.

Printing and engraving expenses	US$	20,000
Legal fees and expenses		250,000
Accounting fees and expenses		150,000
Miscellaneous		80,000

Total	US$	500,000

LEGAL MATTERS

Debevoise & Plimpton LLP is acting as U.S. counsel to the issuer. Certain legal matters of United States federal securities and New York state law in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the Ordinary Shares represented by the ADSs offered in this offering, and legal matters as to Cayman Islands law will be passed upon for us by Walkers. Legal matters as to Macau law will be passed upon for us by Manuela António Law Office and for the underwriters by Henrique Saldanha, Advogados & Notários. Debevoise & Plimpton LLP may rely upon Walkers with respect to matters governed by Cayman Islands law and Manuela António Law Office with respect to matters governed by Macau law. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Walkers with respect to matters governed by Cayman Islands law and Henrique Saldanha, Advogados & Notários, with respect to matters governed by Macau law.

PROSPECTUS

Melco Crown Entertainment Limited
(incorporated in the Cayman Islands with limited liability)

$400,000,000 American Depositary Shares
each representing three Ordinary Shares

This prospectus relates to the proposed sale from time to time by us of American Depositary Shares, or ADSs, of Melco Crown Entertainment Limited. Each ADS represents three ordinary shares, par value US$0.01 per share, of Melco Crown Entertainment Limited. The ADSs are evidenced by American Depositary Receipts, or ADRs. No securities are being offered by selling security holders.

Our ADSs are quoted on the Nasdaq Global Select Market under the symbol “MPEL”. On April 20, 2009, the last reported sale price of our ADSs on the Nasdaq Global Select Market was US$4.21 per ADS.

When securities are offered under this prospectus, we will provide you with a prospectus supplement describing the terms of the specific issue of securities. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through dealers or agents, or through any combination of these methods, on a continuous or delayed basis. The names of the underwriters will be set forth in the accompanying prospectus supplement.

This prospectus may not be used to consummate sales of ADSs or ordinary shares unless accompanied by a prospectus supplement.

Investing in these securities involves risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. We may add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation By Reference”.

We may sell securities to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

In this prospectus, unless otherwise specified or the context otherwise requires, the terms “we”, “us”, “our company”, “our” and the “Company” refer to Melco Crown Entertainment Limited, a Cayman Islands exempted company with limited liability, and its predecessor entities and its consolidated subsidiaries; “Melco” refers to Melco International Development Limited, a Hong Kong listed company; “Crown” refers to Crown Limited, an Australian listed corporation which completed its acquisition of the gaming businesses and investments of PBL, now known as Consolidated Media Holdings Limited, on December 12, 2007 and which is now our shareholder and, as the context may require, shall include its predecessor, PBL; “Melco Crown Gaming” refers to our wholly-owned subsidiary, Melco Crown Gaming (Macau) Limited, a Macau Company; “PBL” refers to Publishing and Broadcasting Limited, an Australian listed corporation which is now known as Consolidated Media Holdings Limited; and “our subconcession” refers to the Macau gaming subconcession held by Melco Crown Gaming.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the SEC or incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

PROSPECTUS SUMMARY

We are a developer, owner and, through our subsidiary Melco Crown Gaming, operator of casino gaming and entertainment resort facilities focused on the Macau market. Melco Crown Gaming is one of six companies licensed, through concessions or subconcessions, to operate casinos in Macau. We were initially formed as a 50/50 joint venture between Melco and PBL as their exclusive vehicle to carry on casino, gaming machines and casino hotel operations in Macau. Subsequently, Crown acquired all the gaming businesses and investments of PBL, including PBL’s investment in us.

Through our existing operations and our development projects, we will cater to a broad spectrum of potential gaming patrons, including patrons who seek the excitement of high stake rolling chip gaming, as well as more casual gaming patrons seeking a broader entertainment experience. We will seek to attract these patrons from throughout Asia and in particular from Greater China.

Our leadership and vision have been evidenced during the last couple of years through the early development of the Mocha brand, the evolution of the Crown Macau property, the ability to diversify our portfolio of properties and supporting our staff through market leading business models.

Our existing operations and our development projects consist of:

•	Crown Macau. Crown Macau is designed to provide a luxurious casino and hotel experience which is primarily tailored to meet the cultural preferences and expectations of Asian rolling chip customers and the gaming promoters who collaborate with Crown Macau. We believe that gaming venues traditionally available to high-end patrons in Macau have not offered the luxurious accommodation and facilities we offer at Crown Macau, and instead have focused primarily on intensive gaming during day trips and short visits to Macau. The Crown Macau property features a 38-story tower that includes approximately 183,000 sq. ft. of gaming space with approximately 255 gaming tables and a luxury premium hotel with approximately 216 deluxe rooms, including 24 high-end suites and eight villas. Crown Macau won the “Best Casino Interior Design Award” in the first International Gaming Awards in 2008, which recognizes outstanding design in the casino sector. Crown Macau held its grand opening on May 12, 2007 and became fully operational on July 14, 2007. A new brand for the Crown Macau property, developed in-house and targeted at the Asian rolling chip market, is due to be launched in the second quarter of 2009. The new brand will continue to support our overarching business objective at the Crown Macau property of leveraging the working capital of our gaming promoters and developing our position as the premier Asian rolling chip casino. Our decision to transition the branding at the Crown Macau property will meet two key strategies: first, to align the brand positioning of the property with the concentrated market focus on Asian rolling chip customers that has prevailed since late 2007; and second, to focus our Crown brand solely at the City of Dreams property targeting premium VIP customers sourced through the regional marketing networks operated by us and Crown.

•	Mocha Clubs. Our eight Mocha Clubs feature a total of approximately 1,300 gaming machines, and comprise the largest non-casino-based operations of electronic gaming machines in Macau. By combining machine-based gaming with an upscale décor and cafe ambiance, we aim to improve on Macau’s historically limited service to mass market and casual gaming patrons, including local residents and day-trip customers, outside the conventional casino setting, and to capitalize on the significant growth opportunities for machine-based gaming in Macau.

•	Taipa Square Casino. Taipa Square Casino held its grand opening on June 12, 2008. The casino has approximately 18,300 sq. ft. of gaming space and features approximately 31 gaming tables servicing rolling chip and mass market patrons.

•	City of Dreams. City of Dreams, an integrated urban entertainment resort development, is set to become the “must experience” destination in Macau when it opens in Cotai in June 2009. As what we believe will be the only major casino opening in Macau in 2009, the resort will bring together a collection of world-renowned brands such as Crown, Grand Hyatt, Hard Rock and Dragone to create an exceptional guest experience that appeals to a broad spectrum of visitors from around Asia and the world. The initial opening of City of Dreams will feature a 420,000 sq. ft. casino with approximately 520 gaming tables and approximately 1,350 gaming machines; over 20 restaurants and bars; an impressive array of some of the world’s most sought-after retail brands; and an iconic and spectacular audio visual multimedia experience. The Crown Towers and the Hard Rock Hotel will offer approximately 300 guest rooms each. Grand Hyatt Macau, offering approximately 800 guest rooms, will be completed in the third quarter of 2009 and a Dragone inspired theatre production is planned for the purpose-built Theatre of Dreams. A final planned phase of development at City of Dreams will feature an apartment hotel consisting of approximately 800 units, which will be financed separately from the rest of the City of Dreams project. The development of the apartment hotel is subject to the availability of additional financing, the Macau government’s approval and the approval of our lenders under our existing and any future debt facilities. As construction of the City of Dreams project progresses through its final stages, its overall scope, timetable to completion, and final turnout costs have stabilized. Our project budget, including the casinos, the Hard Rock hotel, the Crown Towers hotel, the Grand Hyatt twin-tower hotel, the purpose-built wet stage performance theatre, all retail space together with food and beverage outlets, was set at US$2.1 billion, consisting primarily of construction costs, design and consultation fees, and excluding the cost of land. The budgeted cost of the apartment hotel complex planned for development at City of Dreams is approximately US$330 million, excluding the cost of land.

•	Macau Peninsula Site. In May 2006, we entered into a conditional agreement to acquire a third development site, which is located on the shoreline of Macau peninsula near the current Macau Ferry Terminal, or Macau Peninsula site. The Macau Peninsula site is approximately 6,480 square meters (approximately 69,750 sq. ft.) and the acquisition price is HK$1.5 billion (US$192.8 million), of which we have paid a deposit of HK$100 million (US$12.9 million). We expect to pay a land premium of approximately HK$205 million (US$26.3 million) to the Macau government for this site. The agreement completion deadline was first extended in January 2007 and again in July 2007 and July 2008 when we negotiated an extension of the completion deadline for the conditional agreement to the end of July 2009 in order to benefit from the additional flexibility in the timing of the purchase, which is subject to various closing conditions. Other than the extension of the purchase completion deadline, all other provisions of the original agreement remain in force, and there were no fees associated with any of the extensions. Completion of the purchase remains subject to (i) significant conditions in the control of third parties unrelated to us and the seller of the property, and (ii) the approval of the Macau government. We are currently considering plans to develop the Macau peninsula site into a mixed-use hotel, serviced apartment and casino facility aimed primarily at day-trip gaming patrons. When the actual timing of the completion of the acquisition of this site is ascertained, we will be better able to evaluate our estimated opening date, project budget and funding requirements.

•	Macau Studio City Project. Melco Crown Gaming has entered into a services agreement with New Cotai Entertainment (Macau) Limited and New Cotai Entertainment, LLC, under which Melco Crown Gaming will operate the casino portions of the Macau Studio City project, a large scale integrated gaming, retail and entertainment resort development. The project is to be developed by a joint venture between eSun Holdings Limited and New Cotai Holdings, LLC, which is primarily owned by investment funds and David Friedman, a former senior executive of Las Vegas Sands. Under the terms of the services agreement, Melco Crown Gaming will retain a percentage of the gross gaming revenues from the casino operations of Macau Studio City. We will not be responsible for any of the project’s capital development costs, and the operating expenses of the casino will be substantially borne by New Cotai Entertainment. The construction of Macau Studio City is currently suspended, and the formal opening of Macau Studio City has not yet been ascertained. One of the influencing factors would be the timing for the completion of financing for this project.

In September 2007, we entered into a US$1.75 billion senior secured credit facility, or the City of Dreams Project Facility, to finance a portion of the total project costs of City of Dreams. On September 24, 2007, the first drawdown which comprised both Hong Kong dollars and US dollars totaling the equivalent of US$500.2 million was made under the City of Dreams Project Facility. Subsequent drawdowns took place on September 9, October 14 and December 9, 2008, which comprised of both Hong Kong dollars and US dollars totaling the equivalent of US$485.4 million, US$177.9 million and US$249.0 million, respectively, under the City of Dreams Project Facility. Subject to satisfaction of the relevant conditions precedent, a further US$323.5 million remained available for future drawdowns as at December 31, 2008 and approximately US$50.3 million remains available for future drawdown as of the date of this prospectus. As of December 31, 2008, we have approximately US$116.6 million of outstanding shareholder loans from Melco and Crown, of which US$115.6 million was in the form of fixed term loans repayable in May 2010.

On December 18, 2006, we completed our initial public offering of ADSs, raising approximately US$1.1 billion of net proceeds after underwriting discounts and commissions, which excludes the proceeds from the exercise of an over-allotment option by the underwriters in January 2007. Our ADSs are listed for quotation on the Nasdaq Global Select Market under the symbol “MPEL”. On November 6, 2007, we completed our follow-on offering of ADSs, raising approximately US$564 million of net proceeds after underwriting discounts and commissions.

Our Strategies

Our objective is to become a leading provider of gaming, leisure and entertainment services capitalizing on the expected future growth opportunities in Macau. To achieve our objective, we have developed the following business strategies:

•	maintain a strong balance sheet and conservative capital structure, de-leverage swiftly and remain alert to opportunistic growth opportunities;

•	develop a targeted product portfolio of well-recognized branded experiences;

•	utilize Melco Crown Gaming’s subconcession to maximize our business and revenue potential, for example, through arrangements with developers and hotel operators that do not hold concessions or subconcessions, under which Melco Crown Gaming will operate the casino facilities within such entertainment complexes, subject to obtaining all requisite third party approvals and consents;

•	develop a comprehensive marketing program by leveraging our brands and utilizing our own marketing resources and those of our founders;

•	focus on building first-class facilities by employing a highly experienced in-house project team and engaging qualified professionals with significant experience in completing similar large scale, high quality projects on time and within budget; and

•	leverage Melco’s and Crown’s proven experiences and resources in the gaming industry to successfully develop and operate each of our projects.

Corporate Structure

(1)	In respect of shares of each Macau subsidiary shown above, the shares are owned as to 96% by Melco Crown Gaming (Macau) Limited and 4% by MPEL Nominee Two Limited, except for the subsidiary referred to in footnote 2 below.

(2)	The shares of this company are owned as to 99.98% by Melco Crown Gaming (Macau) Limited, 0.01% by MPEL Nominee Three Limited and 0.01% by MPEL Nominee Two Limited.

Our Offices

Our principal executive offices are located at 36th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Our telephone number at this address is 852-2598-3600 and our fax number is 852-2537-3618.

You should direct all inquiries to us at the address and telephone number of our principal executive offices set forth above. Our website is www.melco-crown.com. The information contained on our website does not form part of this prospectus. Our agent for service of process in the United States is CT Corporation System located at 111 Eighth Avenue, New York, New York 10011.

RISK FACTORS

An investment in the ADSs involves significant risks. You should carefully consider the risks described below and the accompanying prospectus supplement before investing in any securities that may be offered hereunder. In particular, as we are a non-U.S. company, there are risks associated with investing in the ADSs that are not typical with investments in the shares of U.S. companies. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations would likely suffer, the trading price of the ADSs could decline and you could lose all or part of your investment.

Risks Relating to Our Early Stage of Development

We are in an early stage of development of our business and properties, and so we are subject to significant risks and uncertainties. Our limited operating history may not serve as an adequate basis to judge our future operating results and prospects.

In significant respects we remain in a developmental phase of our business and there is limited historical information available about our company upon which you can base your evaluation of our business and prospects. In particular, we opened Crown Macau less than two years ago and are still in the process of constructing City of Dreams. The Macau peninsula project is at an even more preliminary stage of development, and we have not completed the acquisition of the site. The Mocha Club business, which we acquired in 2005, did not commence operations until 2003. Melco Crown Gaming acquired its subconcession and previously did not have any direct experience operating casinos in Macau. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company seeking to develop and operate major new development projects and gaming businesses in an intensely competitive market.

Among other things, we are still in the process of:

•	satisfying and complying with conditions and covenants under the US$1.75 billion City of Dreams Project Facility to rollover existing revolving loans drawn down under the facility and to maintain the facility; and

•	acquiring an ownership interest in the company that owns the Macau peninsula site, which is subject to significant conditions in the control of third parties unrelated to us and the seller, and to obtaining Macau governmental approvals, and obtaining financing commitments for the acquisition and development of the Macau peninsula project.

We have encountered and will continue to encounter risks and difficulties frequently experienced by early- stage companies, and those risks and difficulties may be heightened in a rapidly developing market such as the gaming market in Macau. Some of the risks relate to our ability to:

•	complete our construction projects within their anticipated time schedules and budgets;

•	identify suitable locations and enter into new leases or right to use agreements (which are similar to license agreements) for new Mocha Clubs;

•	renew lease agreements for existing Mocha Clubs;

•	attract and retain customers and qualified employees;

•	operate, support, expand and develop our operations and our facilities;

•	maintain effective control of our operating costs and expenses;

•	raise additional capital, as required;

•	fulfill conditions precedent to draw down funds from current and future credit facilities;

•	develop and maintain internal personnel, systems, controls and procedures to assure compliance with the extensive regulatory requirements applicable to the gaming business as well as regulatory compliance as a public company;

•	respond to changes in our regulatory environment;

•	respond to competitive market conditions; and

•	respond to changing financing requirements.

If we are unable to complete any of these tasks, we may be unable to complete those of our projects that are currently under development and operate our businesses in the manner we contemplate and generate revenues from such projects in the amounts and by the times we anticipate. We may also be unable to meet the conditions to draw on our existing or future financing facilities in order to fund our development, construction and acquisition activities or may suffer a default under our existing or future financing facilities. If any of these events were to occur, it would cause a material adverse effect on our business and prospects, financial condition, results of operation and cash flows.

We could encounter problems that substantially increase the costs to develop our projects.

The budget estimated for the Macau peninsula project is based on preliminary projections, conceptual design documents and schedule estimates that are prepared with the assistance of our architects and contractors and are subject to change as the plans and design documents are developed and as contract packages are let into the marketplace. We expect revisions to our estimated project costs as we firm up our design plans and hire architects, contractors and sub-contractors for these projects.

All our projects are subject to significant development and construction risks, which could have a material adverse impact on our project timetables and costs and our ability to complete the projects. These risks include the following:

•	changes to plans and specifications;

•	engineering problems, including defective plans and specifications;

•	shortages of, and price increases in, energy, materials and skilled and unskilled labor, and inflation in key supply markets;

•	delays in obtaining or inability to obtain necessary permits, licenses and approvals;

•	changes in laws and regulations, or in the interpretation and enforcement of laws and regulations, applicable to gaming, leisure, residential, real estate development or construction projects;

•	labor disputes or work stoppages;

•	disputes with and defaults by contractors and subcontractors;

•	environmental, health and safety issues, including site accidents;

•	weather interferences or delays;

•	fires, typhoons and other natural disasters;

•	geological, construction, excavation, regulatory and equipment problems; and

•	other unanticipated circumstances or cost increases.

The occurrence of any of these development and construction risks could increase the total costs, delay or prevent the construction or opening or otherwise affect the design and features of our projects that are under development, which could materially adversely affect our results of operations and financial condition. We cannot guarantee that our construction costs or total project costs for our projects will not increase.

Our contractors and sub-contractors may not be able to secure lower cost labor and other inputs from mainland China on a timely basis and in an adequate amount, as they need to obtain required licenses from the Macau government to do so. The application for such licenses, if granted at all, may take several weeks or months. Increases in input costs of construction and financing costs in Macau will increase the risk that contractors will fail to perform under their contracts on time, within budget, or at all, and could increase the costs of any contracts that we may enter into for our projects.

We could encounter problems in the pre-opening phase of City of Dreams which could delay its opening and operation.

We are in the process of completing the construction and pre-opening planning for City of Dreams, and we are recruiting 7,000 new employees required to be able to open and operate City of Dreams. Any factors that adversely affect any part of these processes may cause a delay in the opening of City of Dreams. In addition, an occupancy permit is required to be issued by the Macau government prior to the opening and operation of City of Dreams. The issuance of an occupancy permit for City of Dreams is subject to administrative procedures which are in certain aspects beyond our control. Upon completion of construction, in order to obtain the formal occupancy permit, we are subject to an inspection led by the Macau Public Works and Transport Department which also includes the participation of representatives from the Institute for Civil and Municipal Affairs, the Health Department and the Fire Department. Any unfavorable report from any of these departments may result in a delay in the issue of a formal occupancy permit or rejection of its issuance. Among other details, the inspection is aimed at verifying that construction has been completed in accordance with the approved construction project, the technical details of construction and the certification by the local electricity company that the project was completed in line with local guidelines and may be connected with the electricity distribution network. The inspection report is thereafter subject to certification by the Head of the Macau Public Works and Transport Department who is responsible for the issuance of the occupancy permit. Until such permit is issued we are not able to open or operate City of Dreams as planned. This permit is separate and independent from the operating licenses we are required to obtain in order to operate our hotels and food and beverage outlets. Such operating licenses require further inspections led by the Macau Government Tourism Office, which include the participation of representatives from the Labour Department, the Public Works and Transport Department, the Institute for Civil and Municipal Affairs, the Health Department, the Sports Department, the Police Department and the Fire Department. Any unfavorable report from any of these departments may result in a delay in the issue of the operating licenses or rejection of their issuance. Such delay in or rejection of the issuance of the operating licenses could delay the opening and operation of City of Dreams, which could in turn cause a default under the City of Dreams Project Facility.

We may require debt and equity funding to complete our pipeline of future projects and we may be required to incur significant additional indebtedness or sell convertible bonds, ADSs or other equity or equity-linked securities. Our ability to obtain additional financing may be limited, which could delay or prevent the opening of one or more of our projects.

We may require more debt and equity funding to complete our pipeline of future projects, fund initial operating activities and service debt payments, depending on whether our projects are completed within budget, the timing of completion and commencement of revenue generating operations, any further investments and/or acquisitions we may make, and the amount of cash flow from our operations. If delays and cost overruns are significant, the additional funding we would require could be substantial. The raising of additional debt funding by us, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on our assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to our shareholders.

Our ability to obtain required additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	limitations on our ability to incur additional debt, including as a result of prospective lenders’ evaluations of our creditworthiness and pursuant to restrictions on incurrence of debt in our existing and anticipated credit facilities, which currently prohibits Melco Crown Gaming and our other subsidiaries from incurring additional indebtedness with only limited exceptions, and the fact that our senior creditors have pledges over our operating assets, including Crown Macau and Mocha Clubs;

•	limitations on our ability to raise capital from the credit markets, especially if the current turmoil in the credit markets continues;

•	investors’ and lenders’ perception of, and demand for, debt and equity securities of gaming, leisure and hospitality companies, as well as the offerings of competing financing and investment opportunities in Macau by our competitors;

•	whether it is necessary to obtain further credit support or other assurances from Melco and Crown on terms and conditions and in amounts that are commercially acceptable to them;

•	Melco Crown Gaming’s ability to obtain consent from the Macau government as required under our subconcession contract;

•	conditions of the U.S., Macau, Hong Kong, and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flows;

•	requirements for approval for certain transactions from Macau, Hong Kong or Australian authorities, the Nasdaq, our principal lenders and/or shareholders of Melco and/or Crown, among others;

•	Macau governmental regulation of gaming in Macau; and

•	economic, political and other conditions in Macau, China and the Asian region.

Without the necessary capital, we may not be able to:

•	service the existing indebtedness obligations of our subsidiaries;

•	complete the development of our existing projects or acquire and develop new projects;

•	pay the outstanding land premium for our sites;

•	acquire necessary rights, assets or businesses;

•	expand our operations in Macau;

•	hire, train and retain employees;

•	market our programs, services and products; or

•	respond to competitive pressures or unanticipated funding requirements.

We cannot assure you that the necessary financing will be available in the future in the amounts or on terms acceptable to us, or at all. If we fail to raise additional funds in such amounts and at such times as we may need, we may be forced to reduce our expenditures and growth to a level that can be supported by our cash flow and delay the development of our projects, which may result in default and exercise of remedies by the lenders under our loan facilities, whose loans we expect to be secured by liens on substantially all the shares and assets of our subsidiaries. In that event, we would be unable to complete our projects under construction and could suffer a partial or complete loss of investment in our projects.

Servicing the debt of our subsidiaries requires a significant amount of cash, and our subsidiaries may not generate a sufficient level of cash flow from their businesses to make scheduled payments on their debt.

Our subsidiaries’ ability to make scheduled payments of the principal of, to pay interest on or to refinance their indebtedness depends on our subsidiaries’ future performance, which is subject to certain economic, financial, competitive and other factors beyond our control. Our subsidiaries may not generate cash flow from operations in the future sufficient to service their debt and make necessary capital expenditures. If they are unable to generate such cash flow, our subsidiaries may be required to adopt one or more alternatives, such as selling assets, restructuring debt, incurring additional indebtedness or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our subsidiaries’ ability to refinance their indebtedness will depend on the financial markets and their financial condition at such time. Our subsidiaries may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our subsidiaries’ debt obligations and a material adverse effect on the value of our ADSs.

Even if our development projects are completed as planned, they may not be financially successful, which would limit our cash flow and would adversely affect our operations and our ability to repay our debt.

Even if our development projects are completed as planned, they still may not be financially successful ventures or generate the cash flows that we anticipate. We may not attract the level of patronage that we are seeking.

If any of our projects does not attract sufficient business, this will limit our cash flow and would adversely affect our operations and our ability to service payments under our existing and any future loan facilities.

Risks Relating to the Completion and Operation of Our Projects

For the City of Dreams project, we have directly negotiated and entered into contracts with our construction contractors and vendors, which may increase the risk of delay and cost overruns.

We have directly negotiated and entered into contracts with our construction contractors and vendors for the City of Dreams project, with the support of our construction manager (with the exception of certain contracts that are related to common temporary site services which are entered into and managed by the construction manager). This approach increases the administrative burden of managing construction contracts, and the risk of construction delays and cost overruns. If we are ineffective in directly overseeing contractual relationships with and ensuring satisfactory performance of those contracts by our construction contractors and vendors, we may experience delays and increases in construction costs in connection with the City of Dreams project.

You should not place undue reliance on our forecasts of budget variance for the construction costs of Phases I and II of City of Dreams.

Our projection of the variance of actual construction costs from the original budgeted construction costs for phases I and II of City of Dreams has been prepared by our management based on achieved construction contract prices for a substantial majority of phases I and II of the total project. The final outturn costs for phases I and II are inherently uncertain and are subject to price variances due to change order requests together with business, economic, regulatory and competitive risks and uncertainties that could cause such variance to differ materially from the projected variance. Further, the actual variance will not be determined for as much as 12 months from completion of construction because negotiations with contractors with respect to held back payments generally continue well past completion of construction. Such projection (and the assumptions underlying it) have not been reviewed or considered by any independent accountant or financial expert. In addition, our construction budget for phases I and II of City of Dreams does not include all expenses to be incurred in completing the project. For example, our construction budget for City of Dreams through completion does not include pre-opening costs or the construction costs of the apartment hotel that is planned for phase III of the project. Accordingly, investors are cautioned against placing undue reliance on our projected variance from budget for the construction costs of phases I and II of City of Dreams.

Our insurance coverage may not be adequate to cover all losses that we may suffer from our projects. In addition, our insurance costs may increase and we may not be able to obtain the same insurance coverage in the future.

If we incur loss or damage for which we are held liable for amounts exceeding the limits of our insurance coverage, or for claims outside the scope of our insurance coverage, our business and results of operations could be materially and adversely affected. For example, certain casualty events, such as labor strikes, nuclear events, acts of war, loss of income due to cancellation of conventions or room reservations arising from fear of terrorism, deterioration or corrosion, insect or animal damage and pollution may not be covered under our policies. As a result, certain acts and events could expose us to significant uninsured losses. In addition to the damages caused directly by a casualty loss such as fire, natural disasters, acts of war or terrorism, we may suffer a disruption of our business as a result of these events or be subject to claims by third parties who may be injured or harmed. While we intend to carry business interruption insurance and general liability insurance, such insurance may not be available on commercially reasonable terms, or at all, and, in any event, may not be adequate to cover all losses that may result from such events.

For the construction of City of Dreams, we have obtained insurance policies providing coverage for construction risks that we believe are typically insured in the construction of gaming and hospitality projects in Macau and Hong Kong. However, this insurance coverage excludes certain types of loss and damage, such as loss or damage from acts of terrorism or liability for death or illness caused by contagious or infectious diseases. If loss or damage of those types were to occur, we could suffer significant uninsured losses. The cost of coverage, however, may in the future become so high that we may be unable to obtain the insurance policies we deem necessary for the construction and operation of our projects on commercially practicable terms, or at all, or we may need to reduce our policy limits or agree to certain exclusions from our coverage. We cannot assure you that any such insurance policies we may obtain will be adequate to protect us from material losses.

Construction at our projects is subject to hazards that may cause personal injury or loss of life, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance.

The construction of large scale properties such as our development projects can be dangerous. Construction workers at our projects are subject to hazards that may cause personal injury or loss of life, thereby subjecting the contractor and us to liabilities, possible losses, delays in completion of the projects and negative publicity. We believe that we and our contractors take safety precautions that are consistent with industry practice, but these safety precautions may not be adequate to prevent serious personal injuries or loss of life, damage to property or delays. If future accidents occur during the construction of our projects, we may be subject to delays, including delays imposed by regulators, liabilities and possible losses, which may not be covered by insurance, and our business, prospects and reputation may be materially and adversely affected.

We may continue to encounter all of the risks associated with the development and construction of our projects in the future.

In connection with the development and ongoing construction of our projects, we encountered a number of risks, including risks related to construction delays, budget overruns, construction contract disputes, failure to obtain, or not obtaining in a timely manner, the necessary government concessions, licenses, permits and approvals, among others. We also experienced increased holding costs as a result of delays. Many projects in Macau are on hold due to financing issues and over supply concerns. We are and expect to continue to be exposed to similar risks in the development and construction of our ongoing and future projects.

If we are unable to obtain approval for an increase in the developable gross floor area of the City of Dreams site and the consequent amendments to the terms of our recently obtained land concession, we could forfeit all or a substantial part of our investment in the site and we would not be able to complete and fully operate the facility as planned.

Land concessions in Macau are issued by the Macau government and generally have a term of 25 years, which is renewable for further consecutive periods of up to ten years each until December 19, 2049 in accordance with Macau law. There are common formulas generally used to determine the cost of these land concessions. On January 31, 2008, we received from the Macau government the final terms of the land lease agreement to be entered into with the Macau SAR for the two adjacent land parcels consisting of approximately 113,325 square meters (1.2 million sq. ft.) of land in Cotai that comprise the City of Dreams site. Our subsidiaries Melco Crown (COD) Developments and Melco Crown Gaming accepted the final terms of the land lease agreement on February 11, 2008 and Melco Crown (COD) Developments made the first scheduled land premium payment on the same date. On August 13, 2008, the Macau government formally granted a land concession to Melco Crown (COD) Developments for a period of 25 years, renewable for further consecutive periods of up to ten years each. The premium is approximately MOP 842.1 million, of which MOP 300.0 million was paid in February 2008 and the remaining premium, accrued with 5% interest, will be paid in nine biannual installments. The land concession enables Melco Crown (COD) Developments to develop five star hotels, four star hotels, apartment hotels and a parking area with the total gross floor area of 515,156 square meters (approximately 5,545,093 sq. ft.). If we are unable to obtain approval to increase the developable gross floor area and the consequent amendments to the land concession on terms that are acceptable to us, we may not be able to complete and fully operate City of Dreams as planned and we could lose all or a substantial part of our investment in City of Dreams. As of December 31, 2008, we had paid approximately US$1.42 billion of the project costs, excluding the cost of land, for the City of Dreams project, primarily consisting of construction costs and design and consultation fees. The majority of the development and construction costs for hotel and casino projects are typically spent closer to the completion of such projects and we expect that a large portion of our remaining expenditures budgeted for the City of Dreams project, as well as potential additional amounts in excess of the budgeted amounts, will be spent in the months leading up to the expected opening date of City of Dreams.

We will need to recruit a substantial number of new employees before each of our projects can open and competition may limit our ability to attract qualified management and personnel.

We required extensive operational management and staff to open and operate Crown Macau. Accordingly, we undertook a major recruiting program before the Crown Macau opening. A major recruitment program for City of Dreams was launched in early 2009 and we expect to undertake another major recruitment program before the Macau peninsula project opens. The pool of experienced gaming and other skilled and unskilled personnel in Macau is severely limited. Many of our new personnel will occupy sensitive positions requiring qualifications sufficient to meet gaming regulatory and other requirements or will be required to possess other skills for which substantial training and experience may be needed. Moreover, competition to recruit and retain qualified gaming and other personnel is expected to continue. In addition, we are not currently allowed under Macau government policy to hire non-Macau resident dealers, croupiers and supervisors. We cannot assure you that we will be able to attract and retain a sufficient number of qualified individuals to operate our projects or that costs to recruit and retain such personnel will not increase significantly. The loss of the services of any of our senior managers or the inability to attract and retain qualified employees and senior management personnel could have a material adverse effect on our business.

Our contractors may face difficulties in finding sufficient labor at an acceptable cost, which could cause delays and increase construction costs of our projects.

The contractors we retain to construct our projects may also face difficulties and competition in finding qualified construction laborers and managers. Immigration and labor regulations in Macau may cause our contractors to be unable to obtain sufficient laborers from China to make up any gaps in available labor in Macau and to help reduce costs of construction, which could cause delays and increase construction costs of our projects.

Our business depends substantially on the continuing efforts of our senior management, and our business may be severely disrupted if we lose their services or their other responsibilities cause them to be unable to devote sufficient time and attention to our company.

We place substantial reliance on the gaming, project development and hospitality industry experience and knowledge of the Macau market possessed by members of our senior management team, including our co-chairman and chief executive officer, Mr. Lawrence Ho. The loss of the services of one or more of these members of our senior management team could hinder our ability to effectively manage our business and implement our growth and development strategies. Finding suitable replacements for Mr. Lawrence Ho or other members of our senior management could be difficult, and competition for personnel of similar experience could be intense in Macau. We do not currently carry key person insurance on any members of our senior management team.

Because we are and will be dependent upon a limited number of properties for a substantial portion of our cash flow, we are and will be subject to greater risks than a gaming company with more operating properties.

We are primarily dependent upon Mocha Clubs and Crown Macau, as well as City of Dreams (upon its opening) and possibly the Macau peninsula project (upon its completion) for our cash flow. Given that our operations are and will be conducted based on a small number of principal properties, we are and will be subject to greater risks than a gaming company with more operating properties due to the limited diversification of our businesses and sources of revenue.

Risks Relating to Our Operations in the Gaming Industry in Macau

Because our operations face intense competition in Macau and elsewhere in Asia, we may not be able to compete successfully and we may lose or be unable to gain market share.

The hotel, resort and casino businesses are highly competitive. The Macau market is dominated by gaming table play heavily skewed to baccarat, which, according to Direcção de Inspecção e Coordenação de Jogos, or DICJ, historically has accounted for more than 85% of all gaming revenues generated in Macau. Our competitors in Macau and elsewhere in Asia include many of the largest gaming, hospitality, leisure and resort companies in the world. Some of these current and future competitors are larger than us and may have more diversified resources and greater access to capital to support their developments and operations in Macau and elsewhere.

We also compete to some extent with casinos located in other countries, such as Malaysia, North Korea, South Korea, the Philippines and Cambodia, as well as in Australia, New Zealand and elsewhere in the world, including Las Vegas and Atlantic City. In addition, certain countries, such as Singapore have legalized casino gaming and others may in the future legalize casino gaming, including Japan, Taiwan and Thailand. Singapore awarded one casino license to Las Vegas Sands and a second casino license to Genting International Bhd. in 2006. We also compete with cruise ships operating out of Hong Kong and other areas of Asia that offer gaming. The proliferation of gaming venues in Southeast Asia could significantly and adversely affect our financial condition, results of operations or cash flows.

Our regional competitors also include Crown’s Crown Casino Melbourne and Burswood Casino in Australia and other casino resorts that Melco and Crown may develop elsewhere in Asia outside Macau. Melco and Crown may develop different interests and strategies for projects in Asia under their joint venture which conflict with the interests of our business in Macau or otherwise compete with us for Asian gaming and leisure customers.

Gaming is a highly regulated industry in Macau and adverse changes or developments in gaming laws or regulations could be difficult to comply with or significantly increase our costs, which could cause our projects to be unsuccessful.

Gaming is a highly regulated industry in Macau. Current laws, such as licensing requirements, tax rates and other regulatory obligations, including those for anti-money laundering, could change or become more stringent resulting in additional regulations being imposed upon the gaming operations in the Crown Macau and the City of Dreams casinos, the Macau peninsula site, Macau Studio City site and the Mocha Clubs. Any such adverse developments in the regulation of the gaming industry could be difficult to comply with and significantly increase our costs, which could cause our projects to be unsuccessful. For example, the Macau government has announced its intention to set a cap in relation to the payment of commission to gaming promoters. Also the government has announced its intention to raise the minimum age required for the entrance in casinos in Macau from 18 years of age to 21 years of age. As far as employment is concerned, it was further announced that this measure, when adopted, would allow casino employees to maintain their positions while in the process of reaching the minimum required age. If implemented, this could adversely affect our ability to engage sufficient staff for the operation of our projects. Moreover, the Macau government also announced that it intends to restrict the ability of operators to open slot lounges, such as our Mocha Clubs, in residential areas. This policy may limit our ability to find new sites for the operation of new Mocha Clubs on terms acceptable to us.

Current Macau laws and regulations concerning gaming and gaming concessions and matters such as prevention of money laundering are, for the most part, fairly recent and there is little precedent on the interpretation of these laws and regulations. We believe that our organizational structure and operations are currently in compliance in all material respects with all applicable laws and regulations of Macau, but we are still in the process of building our internal staff, systems and procedures for the future operation of our City of Dreams and Macau peninsula projects in compliance with gaming regulatory requirements and standards in Macau. These laws and regulations are complex and a court or an administrative or regulatory body may in the future render an interpretation of these laws and regulations, or issue new or modified regulations, that differ from our interpretation, which could have a material adverse effect on our financial condition, results of operations or cash flows.

Our activities in Macau are subject to administrative review and approval by various agencies of the Macau government. For example, our activities are subject to the administrative review and approval by the DICJ, the Health Department, Labour Bureau, Public Works Bureau, Fire Department, Finance Department and Macau Government Tourism Office. We cannot assure you that we will be able to obtain all necessary approvals, which may materially affect our business and operations. Macau law permits redress to the courts with respect to administrative actions. However, such redress is largely untested in relation to gaming regulatory issues.

Under Melco Crown Gaming’s subconcession, the Macau government may terminate the subconcession under certain circumstances without compensation to Melco Crown Gaming, which would prevent it from operating casino gaming facilities in Macau and could result in defaults under our indebtedness and a partial or complete loss of our investments in our projects.

Under Melco Crown Gaming’s gaming subconcession, the Macau government has the right, after notifying Wynn Macau, to unilaterally terminate the subconcession in the event of non-compliance by Melco Crown Gaming with its basic obligations under the subconcession and applicable Macau laws. If such a termination were to occur, Melco Crown Gaming would be unable to operate casino gaming in Macau. We would also be unable to recover the US$900.0 million consideration paid to Wynn Macau for the issue of the subconcession.

These events could lead to the termination of Melco Crown Gaming’s subconcession without compensation to Melco Crown Gaming. In many of these instances, the subconcession contract does not provide a specific cure period within which any such events may be cured and, instead, we would rely on consultations and negotiations with the Macau government to remedy any such violation. Melco Crown Gaming has entered into a service agreement with New Cotai Entertainment (Macau) Limited, or New Cotai Entertainment, and New Cotai Entertainment, LLC pursuant to which Melco Crown Gaming will operate the casino premises in its hotel casino resorts. If New Cotai Entertainment, or other parties with whom we may, in the future, enter into similar agreements were to be found unsuitable or were to undertake actions that are inconsistent with Melco Crown Gaming’s subconcession terms and requirements, we could suffer penalties, including the termination of the subconcession.

Based on information from the Macau government, proposed amendments to the legislation with regard to reversion of casino premises are being considered. We expect that if such amendments take effect, on the expiry or any termination of Melco Crown Gaming’s subconcession, unless Melco Crown Gaming’s subconcession were extended, only that portion of casino premises within our developments as then designated with the approval of the Macau government, including all gaming equipment, would revert to the Macau government automatically without compensation to us. Until such amendments come into effect, all of our casino premises and gaming equipment would revert automatically without compensation to us.

The subconcession contract contains various general covenants, obligations and other provisions as to which the determination of compliance is subjective. For example, compliance with general and special duties of cooperation, special duties of information, and with obligations foreseen for the execution of our investment plan may be subjective. We cannot assure you that we will perform such covenants in a way that satisfies the requirements of the Macau government and, accordingly, we will be dependent on our continuing communications and good faith negotiations with the Macau government to ensure that we are performing our obligations under the subconcession in a manner that would avoid any violations.

Under the subconcession contract, we are required to make a minimum investment in Macau of MOP 4.0 billion (US$499.2 million), including investment in fully developing Crown Macau and the City of Dreams project, by December 2010. According to our financial statements, we believe that the amount we have invested in developing Crown Macau and the City of Dreams project as at December 31, 2008 is in excess of the minimum investment amount criteria as set out under the subconcession contract. We expect to obtain the necessary Macau government confirmation of our compliance with such minimum investment amount criteria. If we do not receive confirmation of compliance of this minimum investment amount criteria or if we do not meet the required deadline for completing other conditions in the subconcession contract, for example, due to delays in construction, we may lose the right to continue operating our properties developed under the subconcession or suffer the termination of the subconcession by the Macau government.

Under Melco Crown Gaming’s subconcession, the Macau government is allowed to request various changes in the plans and specifications of our Macau properties and to make various other decisions and determinations that may be binding on us. For example, the Chief Executive of the Macau SAR has the right to require that we increase Melco Crown Gaming’s share capital or that we provide certain deposits or other guarantees of performance with respect to the obligations of our Macau subsidiaries in any amount determined by the Macau government to be necessary. Melco Crown Gaming is limited in its ability to raise additional capital by the need to first obtain the approval of the Macau gaming and governmental authorities before raising certain debt or equity. Melco Crown Gaming’s ability to incur debt or raise equity may also be restricted by our existing and any future loan facilities. As a result, we cannot assure you that we will be able to comply with these requirements or any other requirements of the Macau government or with the other requirements and obligations imposed by the subconcession.

Furthermore, pursuant to the subconcession contract, we are obligated to comply not only with the terms of that agreement, but also with laws, regulations, rulings and orders that the Macau government might promulgate in the future. We cannot assure you that we will be able to comply with any such laws, regulations, rulings or orders or that any such laws, regulations, rulings or orders would not adversely affect our ability to construct or operate our Macau properties. If any disagreement arises between us and the Macau government regarding the interpretation of, or our compliance with, a provision of the subconcession contract, we will be relying on the consultation and negotiation process with the applicable Macau governmental agency described above. During any such consultation, however, we will be obligated to comply with the terms of the subconcession contract as interpreted by the Macau government.

Melco Crown Gaming’s failure to comply with the terms of its subconcession in a manner satisfactory to the Macau government could result in the termination of its subconcession. We cannot assure you that Melco Crown Gaming would always be able to operate gaming activities in a manner satisfactory to the Macau government. The loss of its subconcession would prohibit Melco Crown Gaming from conducting gaming operations in Macau which would have a material adverse effect on our financial condition, results of operations and cash flows and could result in defaults under our indebtedness and a partial or complete loss of our investments in our projects.

Currently, there is no precedent on how the Macau government will treat the termination of a concession or subconcession upon the occurrence of any of the circumstances mentioned above. Some of the laws and regulations summarized above have not yet been applied by the Macau government. Therefore, the scope and enforcement of the provisions of Macau’s gaming regulatory system cannot be fully assessed at this time.

The Macau government could grant additional rights to conduct gaming in the future, which could significantly increase the already intense competition in Macau and cause us to lose or be unable to gain market share.

Melco Crown Gaming is one of six companies authorized by the Macau government to operate gaming activities in Macau. The Macau government has announced that until further assessment of the economic situation in Macau there will not be any increase in the number of concessions or subconcessions. However, the policies and laws of the Macau government could change and the Macau government could grant additional concessions or subconcessions, and we could face additional competition which could significantly increase the competition in Macau and cause us to lose or be unable to maintain or gain market share.

Melco Crown Gaming’s subconcession contract expires in 2022 and if we were unable to secure an extension of its subconcession in 2022 or if the Macau government were to exercise its redemption right in 2017, we would be unable to operate casino gaming in Macau.

Melco Crown Gaming’s subconcession contract expires in 2022. Based on information from the Macau government, proposed amendments to the legislation with regard to reversion of casino premises are being considered. We expect that if such amendments take effect, on the expiry or any termination of Melco Crown Gaming’s subconcession, unless Melco Crown Gaming’s subconcession were extended, only that portion of casino premises within our developments as then designated with the approval of the Macau government, including all gaming equipment, would automatically revert to the Macau government without compensation to us. Until such amendments come into effect, all our casino premises and gaming equipment would revert automatically without compensation to us. Under the subconcession contract, beginning in 2017, the Macau government has the right to redeem the subconcession contract by providing us with at least one year’s prior notice. In the event the Macau government exercises this redemption right, we would be entitled to fair compensation or indemnity. The standards for the calculation of the amount of such compensation or indemnity would be determined based on the gross revenue generated by City of Dreams during the tax year immediately prior to the redemption, multiplied by the remaining term of the subconcession. We would not receive any further compensation (including for consideration paid to Wynn Macau for the subconcession). We cannot assure you that Melco Crown Gaming would be able to renew or extend its subconcession contract on terms favorable to us, or at all. We also cannot assure you that if Melco Crown Gaming’s subconcession were redeemed, the compensation paid would be adequate to compensate us for the loss of future revenues.

While Melco Crown Gaming will not initially be required to pay corporate income taxes on income from gaming operations under the subconcession, this tax exemption will expire in 2011, and it may not be extended.

The Macau government has granted to Melco Crown Gaming the benefit of a corporate tax holiday on gaming income in Macau for five years from 2007 to 2011. When this tax exemption expires, we cannot assure you that it will be extended beyond the expiration date.

Furthermore, the Macau Government has granted to our subsidiary Melco Crown (CM) Hotel the declaration of utility purposes benefit, pursuant to which, for a period of 12 years, it is entitled to a vehicle and property tax holiday on any vehicles and immovable property that it owns or has been granted. Additionally, under the tax holiday, this entity will also be allowed to double the maximum rates applicable regarding depreciation and reintegration for purposes of assessment of corporate income tax for the same period of time. We intend to apply for the same tax holiday for Melco Crown (COD) Hotels for our City of Dreams project, but we cannot assure you that it will be granted by the Macau Government on as favorable terms, or at all.

We extend credit to a portion of our customers, and we may not be able to collect gaming receivables from our credit customers.

We conduct our table gaming activities at our casinos to a limited degree on a credit basis, and expect to continue this practice in the future. This credit is often unsecured, as is customary in our industry. High-end patrons typically are extended more credit than patrons who tend to wager lower amounts.

We may not be able to collect all of our gaming receivables from our credit customers. We expect that we will be able to enforce our gaming receivables only in a limited number of jurisdictions, including Macau. As most of our gaming customers are visitors from other jurisdictions, we may not have access to a forum in which we will be able to collect all of our gaming receivables because, among other reasons, courts of many jurisdictions do not enforce gaming debts. We may encounter forums that will refuse to enforce such debts, or we may be unable to locate assets in other jurisdictions against which to seek recovery of gaming debts. The collectability of receivables from international customers could be negatively affected by future business or economic trends or by significant events in the countries in which these customers reside. We may also in given cases have to determine whether aggressive enforcement actions against a customer will unduly alienate the customer and cause the customer to cease playing at our casinos. If we accrue large receivables from the credit extended to our customers, we could suffer a material adverse impact on our operating results if those receivables are deemed uncollectible. In addition, in the event a patron has been extended credit and has lost back to us the amount borrowed and the receivable from that patron is deemed uncollectible, Macau gaming tax will still be payable on the resulting gaming revenue notwithstanding our uncollectible receivable.

The current credit environment may limit availability of credit to gaming patrons and may negatively impact our revenue.

We conduct our table gaming activities at our casinos to a limited degree on a credit basis and our gaming promoters and gaming promoter aggregator also conduct their operations by extending credit to gaming patrons. The general economic downturn and turmoil in the financial markets have placed broad limitations on the availability of credit from credit sources as well as lengthening the recovery cycle of extended credit. Continued tightening of liquidity conditions in credit markets may constrain revenue generation and growth and could have a material adverse effect on our business, financial condition and results of operations.

Our business may face a higher level of volatility due to our focus on the rolling chip segment of the gaming market.

We are currently heavily dependent on the gaming revenues generated from Crown Macau. Crown Macau caters primarily to the rolling chip segment of the gaming market. The revenues generated from the rolling chip segment of the gaming market are acutely volatile primarily due to high bets, and the resulting high winnings and losses. As a result, our business and results of operations and cash flows from operations may be more volatile from quarter to quarter than that of our competitors and may require higher levels of cage cash in reserve to manage our losses.

We depend upon gaming promoters for a portion of our gaming revenue and if we are unable to establish, maintain and increase the number of successful relationships with gaming promoters, our ability to attract rolling chip patrons may be adversely affected. If we are unable to ensure high standards of probity and integrity in the gaming promoters with whom we are associated, our reputation may suffer or we may be subject to sanctions, including the loss of Melco Crown Gaming’s subconcession.

Gaming promoters, who organize tours for rolling chip patrons to casinos in Macau, are responsible for a portion of our gaming revenues in Macau. With the rise in casino operations in Macau, the competition for relationships with gaming promoters has increased. Currently we have agreements in place with approximately 26 gaming promoters. In addition, Crown has sales and marketing staff in Thailand, Hong Kong, China, Taiwan, Malaysia, Indonesia, Singapore and Macau devoted to attracting business of gaming promoters to Crown’s existing casinos, Crown Casino Melbourne and Burswood Casino. There can be no assurance that we will be able to utilize Crown’s relationships with regional gaming promoters or enter into additional agreements with other gaming promoters. If we are unable to utilize and develop relationships with gaming promoters, our ability to grow our gaming revenues will be hampered and we will have to seek alternative ways to develop and maintain relationships with rolling chip patrons, which may not be as profitable as relationships developed through gaming promoters.

The Macau government has announced its intention to set a cap in relation to the level of commission payable to gaming promoters. If implemented, this policy may limit our capacity to develop successful relationships with gaming promoters and attract rolling chip patrons.

In addition, the reputations of the gaming promoters we deal with are important to our own reputation and Melco Crown Gaming’s ability to continue to operate in compliance with its subconcession. While we endeavor to ensure high standards of probity and integrity in the gaming promoters with whom we are associated, we cannot assure you that the gaming promoters with whom we are associated will always maintain the high standards that we require. If we were to deal with a gaming promoter whose probity was in doubt or who failed to operate in compliance with Macau law consistently, this may be considered by regulators or investors to reflect negatively on our own probity and compliance records. If a gaming promoter falls below our standards of probity, integrity and legal compliance, we and our shareholders may suffer harm to our or their reputation, as well as worsened relationships with, and possibly sanctions from, gaming regulators with authority over our operations.

We are dependent on the reputation and integrity of the parties with whom we engage in business activities and we cannot assure you that these parties will always maintain high standards or suitability throughout the term of our association with them. Failure to maintain such high standards or suitability may cause us and our shareholders to suffer harm to our and the shareholders’ reputation, as well as impaired relationships with, and possibly sanctions from, gaming regulators.

The reputation and integrity of the parties with whom we engage in business activities, in particular those who are engaged in gaming related activities, such as gaming promoters and developers and hotel operators that do not hold concessions or subconcessions and with which we have or may enter into services agreements, are important to our own reputation and to Melco Crown Gaming’s ability to continue to operate in compliance with its subconcession. For parties we deal with in gaming related activities, where relevant, the gaming regulators undertake their own probity checks and will reach their own suitability findings in respect of the activities and parties which we intend to associate with. In addition, we also conduct our internal due diligence and evaluation process prior to engaging such parties. Notwithstanding such regulatory probity checks and our own due diligence, we cannot assure you that the parties with whom we are associated will always maintain the high standards that gaming regulators and we require or that such parties will maintain their suitability throughout the term of our association with them. If we were to deal with any party whose probity was in doubt, this may reflect negatively on our own probity when assessed by the gaming regulators. Also, if a party associated with us falls below the gaming regulators’ suitability standards, we and our shareholders may suffer harm to our and the shareholders’ reputation, as well as impaired relationships with, and possibly sanctions from, gaming regulators with authority over our operations.

The consolidation of operations of gaming promoters at Crown Macau under Ama International Limited, or Ama, has resulted in a significant proportion of our business becoming consolidated under one commercial arrangement, and has introduced into Macau the concept of an aggregator of gaming promoters, either of which could have an adverse impact on our future prospects.

Leading gaming promoters are recognizing superior economics and negotiation leverage from operational scale and market aggregation. The consolidation of operations of gaming promoters at Crown Macau under Ama in December 2007 has resulted in a significant proportion of our business becoming consolidated under one commercial arrangement, giving Ama significant negotiation leverage which could result in changes in our operational agreement which adversely affect us. In addition, duplicate aggregator operations could be launched at competitor properties which could result in the loss of business to such competitors. If we suffered a loss of business to a competitor (including as a result of the termination of our relationship with Ama), it could have an adverse effect on our results of operations and the price of our ADSs. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that anti-money laundering policies that we have implemented, and compliance with applicable anti-money laundering laws, will be effective to prevent our casino operations from being exploited for money laundering purposes.

Macau’s free port, offshore financial services and free movements of capital create an environment whereby Macau’s casinos could be exploited for money laundering purposes. We have implemented anti-money laundering policies in compliance with all applicable anti-money laundering laws and regulations in Macau. However, we cannot assure you that any such policies will be effective in preventing our casino operations from being exploited for money laundering purposes. Any incidents of money laundering, accusations of money laundering or regulatory investigations into possible money laundering activities involving us, our employees, our gaming promoters or our customers could have a material adverse impact on our reputation, business, cash flows, financial condition, prospects and results of operations.

If Macau’s transportation infrastructure does not adequately support the development of Macau’s gaming and leisure industry, visitation to Macau may not increase as currently expected, which may adversely affect our projects.

Macau consists of a peninsula and two islands and is connected to China by two border crossings. Macau has an international airport and connections to China and Hong Kong by road, ferry and helicopter. To support Macau’s planned future development as a mass-market gaming and leisure destination, the frequency of bus, plane and ferry services to Macau will need to increase. While various projects are under development to improve Macau’s internal and external transportation links, these projects may not be approved, financed or constructed in time to handle the projected increase in demand for transportation or at all, which could impede the expected increase in visitation to Macau and adversely affect our projects.

Risks Relating to Our Indebtedness

Our current, projected and potential future indebtedness could impair our financial condition, which could further exacerbate the risks associated with our significant leverage.

We have incurred and expect to incur, based on current budgets and estimates, secured long-term indebtedness, including the following:

•	approximately US$1.75 billion under the City of Dreams Project Facility primarily for the development and construction of City of Dreams, of which an amount equivalent to the entire facility amount less US$50 million has been drawn down as of March 31, 2009;

•	financing for a significant portion of the costs of developing the Macau peninsula site in an amount which is as yet undetermined; and

•	financing for a significant portion of the costs of developing an apartment hotel complex at the City of Dreams site, in an amount which is as yet undetermined.

Our significant indebtedness could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	impair our ability to obtain additional financing in the future for working capital needs, capital expenditures, acquisitions or general corporate purposes;

•	require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available to us for our operations;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	subject us to higher interest expense in the event of increases in interest rates to the extent a portion of our debt will bear interest at variable rates;

•	cause us to incur additional expenses by hedging interest rate exposures of our debt and exposure to hedging counterparties’ failure to pay under such hedging arrangements, which would reduce the funds available for us for our operations; and

•	in the event we or one of our subsidiaries were to default, result in the loss of all or a substantial portion of our and our subsidiaries’ assets, over which our lenders have taken or will take security.

We are in a development stage and currently do not generate sufficient cash flow to service our existing and projected indebtedness and after all our projects commence operations, we may not be able to generate sufficient cash flow to meet our debt service obligations because our ability to generate cash depends on many factors beyond our control.

Our ability to make scheduled payments due on our existing and anticipated debt obligations and to fund planned capital expenditures and development efforts will depend on our ability to generate cash in the future. We are in a development stage and our current operations are insufficient to support the debt service on our current and anticipated debt. We will require timely completion and generation of sufficient operating cash flow from our projects to service our current and future projected indebtedness. Our ability to obtain cash to service our existing and projected debt is subject to a range of economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. After the commencement of operations of our development projects, we may not be able to generate sufficient cash flow from operations to satisfy our existing and projected debt obligations, in which case, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments, or seek to raise additional capital. We cannot assure you that any refinancing or restructuring would be possible, that any assets could be sold, or, if sold, of the timing of the sales or the amount of proceeds that would be realized from those sales. We cannot assure you that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect. Our failure to generate sufficient cash flow to satisfy our existing and projected debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations.

The terms of our and our subsidiaries’ indebtedness may restrict our current and future operations and harm our ability to complete our projects and grow our business operations to compete successfully against our competitors.

The City of Dreams Project Facility and associated facility and security documents that Melco Crown Gaming has entered into also contain a number of restrictive covenants that impose significant operating and financial restrictions on Melco Crown Gaming, and therefore, effectively on us. The covenants in the City of Dreams Project Facility restrict or limit, among other things, our and our subsidiaries’ ability to:

•	incur additional debt, including guarantees;

•	create security or liens;

•	dispose of assets;

•	make certain acquisitions and investments;

•	pay dividends, including to us, during the construction of the City of Dreams project;

•	make other restricted payments or apply revenues earned in one part of our operations to fund development costs or cover operating losses in another part of our operations;

•	enter into sale and leaseback transactions;

•	engage in new businesses;

•	issue preferred stock; and

•	enter into transactions with shareholders and affiliates.

In addition, the restrictions under the City of Dreams Project Facility contain financial covenants, including requirements that we satisfy certain tests or ratios in the future, such as:

•	Consolidated Leverage Ratio, as defined in the City of Dreams Project Facility;

•	Consolidated Interest Cover Ratio, as defined in the City of Dreams Project Facility; and

•	Consolidated Cash Cover Ratio, as defined in the City of Dreams Project Facility.

These covenants may restrict our ability to operate and restrict our ability to incur additional debt or other financing we may require, and impede our growth.

Draw down of advances under our debt facilities involve satisfaction of extensive conditions precedent and our failure to satisfy such conditions precedent will result in our inability to access loan advances under such facilities. We do not guarantee that we are able to satisfy all conditions precedent under our current or future debt facilities.

Our current and future debt facilities require and will require satisfaction of extensive conditions precedent prior to the advance of loans under such facilities. The satisfaction of such conditions precedent may involve actions of third parties and matters outside of our control, such as government consents and approvals. If there is a breach of any terms or conditions of our debt facilities or other obligations and it is not cured or capable of being cured, such conditions precedent will not be satisfied. The inability to draw down loan advances in any debt facility may result in funding shortfall in our projects and we may not be able to fulfill our obligations and complete our projects as planned; such events may result in an event of default under such debt facility and may also trigger cross default in our other obligations and debt facilities. We do not guarantee that all conditions precedent to draw down loan advances under our debt facilities will be satisfied in a timely manner or at all. If we are unable to draw down loan advances under any current or future facility, we may have to find a new group of lenders and negotiate new financing terms or consider other financing alternatives. If required, it is possible that new financing would not be available or would have to be procured on substantially less attractive terms, which could damage the economic viability of the relevant development project. The need to arrange such alternative financing would likely also delay the construction of the project, which would affect our cash flows, results of operations and financial condition.

Our failure to comply with the covenants contained in our or our subsidiaries’ indebtedness, including failure as a result of events beyond our control, could result in an event of default that could materially and adversely affect our cash flow, operating results and our financial condition.

If there were an event of default under one of our or our subsidiaries’ debt facilities, the holders of the debt on which we defaulted could cause all amounts outstanding with respect to that debt to become due and payable immediately. In addition, any event of default or declaration of acceleration under one debt facility could result in an event of default under one or more of our other debt instruments, with the result that all of our debt would be in default and accelerated. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt facilities, either upon maturity or if accelerated upon an event of default, or that we would be able to refinance or restructure the payments on those debt facilities. Further, if we are unable to repay, refinance or restructure our indebtedness at our subsidiaries that own or operate our properties, the lenders under those debt facilities could proceed against the collateral securing that indebtedness, which will constitute substantially all the assets and shares of our subsidiaries. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under those debt instruments. The value of the collateral may not be sufficient to repay all of our indebtedness, which could result in the loss of your investment as a shareholder.

Current turmoil in the credit markets taken together with the role of the credit agencies may affect our ability to maintain current financing or obtain future financing which could result in delays in our project development schedule and could impact on our ability to generate revenue from present and future projects.

The current turmoil in the credit markets may adversely affect our ability to maintain our current debt facility and to obtain additional or future financing for our current and future projects. If we are unable to maintain our current debt facility or obtain suitable financing for our current or future projects, this could cause delays in, or prevent completion of, the development of such projects. This may limit our ability to expand our business and may adversely impact our ability to generate revenue. The costs incurred by any new financing may be greater than anticipated due to the current turmoil in the credit markets.

Rolling over existing revolving loans drawn down under the City of Dreams Project Facility involves satisfaction of conditions precedent and our failure to satisfy such conditions precedent will result in our inability to rollover such revolving loans. We do not guarantee that we are able to satisfy all conditions precedent to rollover such revolving loans.

The rolling over of existing revolving loans under our City of Dreams Project Facility will require satisfaction of conditions precedent prior to such rollovers. If there is a breach of any terms or conditions of our City of Dreams Project Facility and it is not cured or capable of being cured, such conditions precedent will not be satisfied. The inability to roll over such revolving loans may result in funding shortfall in our City of Dreams projects and we may not be able to fulfill our obligations and complete the project as planned. We do not guarantee that all conditions precedent to the rollover of existing revolving loans drawn under the City of Dreams Project Facility will be satisfied in a timely manner. If we are unable to roll over these revolving loans, it may materially and adversely affect our cash flows, results of operations and financial condition.

Risks Relating to Our Business and Operations in Macau

Conducting business in Macau has certain political and economic risks that may lead to significant volatility and have a material adverse effect on our results of operations.

All of our operations are in Macau. Accordingly, our business development plans, results of operations and financial condition may be materially adversely affected by significant political, social and economic developments in Macau and in China and by changes in government policies or changes in laws and regulations or the interpretations of these laws and regulations. In particular, our operating results may be adversely affected by:

•	changes in Macau’s and China’s political, economic and social conditions;

•	further travel restrictions to Macau which may be imposed by China;

•	changes in policies of the government or changes in laws and regulations, or in the interpretation or enforcement of these laws and regulations;

•	changes in foreign exchange regulations;

•	measures that may be introduced to control inflation, such as interest rate increases or bank account withdrawal controls; and

•	changes in the rate or method of taxation.

Our operations in Macau are also exposed to the risk of changes in laws and policies that govern operations of Macau-based companies. Tax laws and regulations may also be subject to amendment or different interpretation and implementation, thereby adversely affecting our profitability after tax. Further, certain terms of our gaming subconcession may be subject to renegotiations with the Macau government in the future, including amounts we will be obligated to pay the Macau government in order to continue operations. Melco Crown Gaming’s obligations to make certain payments to the Macau government under the terms of its subconcession include a fixed annual premium per year and a variable premium depending on the number and type of gaming tables and gaming machines that we operate. The results of any renegotiations could have a material adverse effect on our results of operations and financial condition.

The Macau government granted us a lease for a plot of land for Crown Macau, and on August 13, 2008 granted us a lease for a plot of land for City of Dreams. However, we have yet to receive an occupancy permit for the City of Dreams site and we will apply for approval from the Macau government to increase the developable gross floor area of City of Dreams. In addition, the Macau peninsula project is at an even earlier stage of development, and if we acquire the site we would need to obtain land concession modifications and development approvals from the Macau government.

In January 2008, Former Secretary for Transport and Public Works of Macau, Mr. Ao Man-Long, was convicted and sentenced to a prison term of 27 years on charges involving corruption, bribery, irregular financial activities and money laundering. Those being tried and convicted in cases connected with the conviction of Mr. Ao in 2008 were related to local companies to whom several major public works and services contracts were awarded. During the investigation, additional individuals related to local Macau companies to whom land had been granted in land exchange procedures were detained and charged. After Mr. Ao’s arrest and removal from his post as Secretary for Transport and Public Works of Macau, which gave him jurisdiction over all land grants and public works and infrastructure projects in Macau, in December 2006, the Chief Executive of Macau personally assumed such role until Mr. Lao Sio-Io was appointed the new Secretary for Transport and Public Works in March 2007. In February and March 2009, Mr. Ao was subject to additional trial proceedings for further related charges. We cannot predict whether Mr. Ao’s removal and conviction, and any further prosecutions and investigations, will adversely affect the functioning of the Macau Land, Public Works and Transports Bureau, any approvals that are pending before it, or for which applications may be made in the future (including with respect to our projects), or will give rise to additional scrutiny or review of any approvals, including those for Crown Macau and City of Dreams, that were previously approved or granted through this Bureau and the Secretary for Transport and Public Works of Macau.

As we expect a significant number of patrons to come to our properties from China, general economic conditions and policies in China could have a significant impact on our financial prospects. The current slowdown in economic growth and recent tightening of restrictions on travel imposed by China could adversely impact the number of visitors from China to our properties in Macau as well as the amounts they are willing to spend in our casinos, which could have a material adverse effect on the results of our operations and financial condition.

Because we depend upon our properties in one market for all of our cash flow, we will be subject to greater risks than a gaming company that operates in more markets.

We are and will be primarily dependent upon Mocha Clubs, Crown Macau, City of Dreams (upon its opening) and the Macau peninsula project (upon its development and completion) for our cash flow. Given that our current operations are and will be conducted only at properties in Macau, we will be subject to greater risks than a gaming company with operating properties in several markets. These risks include:

•	dependence on the gaming and leisure market in Macau and limited diversification of our businesses and sources of revenue;

•	a decline in economic, competitive and political conditions in Macau or generally in Asia;

•	inaccessibility to Macau due to inclement weather, road construction or closure of primary access routes;

•	a decline in air or ferry passenger traffic to Macau due to higher ticket costs, fears concerning travel or otherwise;

•	travel restrictions to Macau imposed now or in the future by China;

•	changes in Macau governmental laws and regulations, or interpretations thereof, including gaming laws and regulations;

•	natural and other disasters, including typhoons, outbreaks of infectious diseases or terrorism, affecting Macau;

•	that the number of visitors to Macau does not increase at the rate that we have expected; and

•	a decrease in gaming activities at our properties.

Any of these conditions or events could have a material adverse effect on our business, cash flows, financial condition, results of operations and prospects.

Our gaming operations could be adversely affected by restrictions on the export of the Renminbi and limitations of the Pataca exchange markets.

Gaming operators in Macau are currently prohibited from accepting wagers in Renminbi, the currency of China. There are currently restrictions on the export of the Renminbi outside of mainland China, including to Macau. For example, Chinese traveling abroad are only allowed to take a total of RMB20,000 plus the equivalent of up to US$5,000 out of China. Restrictions on the export of the Renminbi may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact our operations.

Our revenues in Macau are denominated in H.K. dollars and Patacas, the legal currency of Macau. Although currently permitted, we cannot assure you that H.K. dollars and Patacas will continue to be freely exchangeable into U.S. dollars. Also, because the currency market for Patacas is relatively small and undeveloped, our ability to convert large amounts of Patacas into U.S. dollars over a relatively short period of time may be limited. As a result, we may experience difficulty in converting Patacas into U.S. dollars.

Terrorism and the uncertainty of war, economic downturns and other factors affecting discretionary consumer spending and leisure travel may reduce visitation to Macau and harm our operating results.

The strength and profitability of our business depends on consumer demand for casino resorts and leisure travel in general. Changes in Asian consumer preferences or discretionary consumer spending could harm our business. Terrorist acts could have a negative impact on international travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which future terrorist acts may affect us, directly or indirectly. In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general economic conditions, amounts of disposable consumer income, fears of recession and lack of consumer confidence in the economy, may negatively impact our business. Consumer demand for hotel casino resorts and the type of luxury amenities we currently offer and plan to offer in the future are highly sensitive to downturns in the economy. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel could significantly harm our operations.

An outbreak of the highly pathogenic avian influenza caused by the H5N1 virus (avian flu or bird flu), Severe Acute Respiratory Syndrome, or SARS, or other contagious disease may have an adverse effect on the economies of certain Asian countries and may adversely affect our results of operations.

During 2004, large parts of Asia experienced unprecedented outbreaks of avian flu which, according to a report of the World Health Organization, or WHO, in 2004, placed the world at risk of an influenza pandemic with high mortality and social and economic disruption. As of March 2, 2009, the WHO has confirmed a total of 256 fatalities in a total number of 409 cases reported to the WHO, which only reports laboratory confirmed cases of avian flu since 2003. In particular, Guangdong Province, PRC, which is located across the Zhuhai Border from Macau, has confirmed several cases of avian flu. Currently, fully effective avian flu vaccines have not yet been developed and there is evidence that the H5N1 virus is evolving so there can be no assurance that an effective vaccine can be discovered in time to protect against the potential avian flu pandemic. In the first half of 2003, certain countries in Asia experienced an outbreak of SARS, a highly contagious form of atypical pneumonia, which seriously interrupted economic activities and caused the demand for goods and services to plummet in the affected regions. There can be no assurance that an outbreak of avian flu, SARS or other contagious disease or the measures taken by the governments of affected countries against such potential outbreaks, will not seriously interrupt our gaming operations or visitation to Macau, which may have a material adverse effect on our results of operations. The perception that an outbreak of avian flu, SARS or other contagious disease may occur again may also have an adverse effect on the economic conditions of countries in Asia.

Macau is susceptible to severe typhoons that may disrupt our operations.

Macau is susceptible to severe typhoons. Macau consists of a peninsula and two islands off the coast of mainland China. In the event of a major typhoon or other natural disaster in Macau, our properties and business may be severely disrupted and our results of operations could be adversely affected. Although we or our operating subsidiaries do carry insurance coverage with respect to these events, our coverage may not be sufficient to fully indemnify us against all direct and indirect costs, including loss of business, that could result from substantial damage to, or partial or complete destruction of, our properties or other damages to the infrastructure or economy of Macau.

Any fluctuation in the value of the H.K. dollar, U.S. dollar or Pataca may adversely affect our expenses and profitability.

Although we will have certain expenses and revenues denominated in Patacas in Macau, our revenues and expenses will be denominated predominantly in Hong Kong dollars and in connection with most of our indebtedness and certain expenses, U.S. dollars. We expect to incur significant debt denominated in U.S. dollars, and the costs associated with servicing and repaying such debt will be denominated in U.S. dollars. The value of the H.K. dollar and Patacas against the U.S. dollar may fluctuate and may be affected by, among other things, changes in political and economic conditions. Although the exchange rate between the H.K. dollar to the U.S. dollar has been pegged since 1983 and the Pataca is pegged to the H.K. dollar, we cannot assure you that the H.K. dollar will remain pegged to the U.S. dollar and that the Pataca will remain pegged to the H.K. dollar. We do not hedge our exposure to foreign currencies. Instead we maintain a certain amount of our operating funds in the same currencies in which we have obligations, thereby reducing our exposure to currency fluctuations. Any significant fluctuations in the exchange rates between H.K. dollars or Patacas to U.S. dollars may have a material adverse effect on our revenues and financial condition. For example, to the extent that we are required to convert U.S. dollar financings into H.K. dollars or Patacas for our operations, fluctuations in the exchange rates between H.K. dollars or Patacas against the U.S. dollar would have an adverse effect on the amounts we receive from the conversion.

Contract parties may not be able to secure adequate financing.

During the course of our business, we may enter into agreements with contract parties from which we may derive income in relation to the operation of gaming business. The inability of such contract parties to raise sufficient funds to develop and/or undertake the relevant project and gaming operations may affect our ability to derive such income as contracted for in the relevant agreements, and this may have an adverse impact on our business.

Risks Relating to Our Corporate Structure and Ownership

Our existing shareholders have a substantial influence over us and their interests in our business may be different than yours.

Melco and Crown together own the substantial majority of our outstanding shares, with each beneficially holding approximately 37.57% of our outstanding ordinary shares (exclusive of any ordinary shares represented by ADSs held by Melco Crown SPV Limited or the SPV) as of the date of this prospectus. Melco and Crown have entered into a shareholders deed regarding the voting of their shares of our company under which each will agree to, among other things, vote its shares in favor of three nominees to our board designated by the other.

As a result, Melco and Crown, if they act together, will have the power, among other things, to elect directors to our board, including six of ten directors who are designated nominees of Crown and Melco, appoint and change our management, affect our legal and capital structure and our day-to-day operations, approve material mergers, acquisitions, dispositions and other business combinations and approve any other material transactions and financings. These actions may be taken in many cases without the approval of independent directors or other shareholders and the interests of these shareholders may conflict with your interests as minority shareholders. If Melco or Crown provides shareholder support to us in the form of shareholder loans or provides credit support by guaranteeing our obligations, they may become our creditors with different interests than shareholders with only equity interests in us. The concentration of controlling ownership of our shares may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs.

Melco and Crown may pursue additional casino projects in Asia, which, along with their current operations, may compete with our projects in Macau which may have adverse consequences to us and the interests of our minority shareholders.

Melco and Crown may take action to construct and operate new gaming projects located in other countries in the Asian region, which, along with their current operations, may compete with our projects in Macau and could have adverse consequences to us and the interests of our minority shareholders. We could face competition from these other gaming projects. We also face competition from regional competitors, which include Crown’s Crown Casino Melbourne and Burswood Casino in Australia. We expect to continue to receive significant support from both Melco and Crown in terms of their local experience, operating skills, international experience and high standards. Specifically, we have support arrangements with Melco and Crown under which they provide us technical expertise in connection with the development of the City of Dreams and the Macau peninsula projects and the operations of the Crown Macau and the Mocha Clubs businesses. Should Melco or Crown decide to focus more attention on casino gaming projects located in other areas of Asia that may be expanding or commencing their gaming industries, or should economic conditions or other factors result in a significant decrease in gaming revenues and number of patrons in Macau, Melco or Crown may make strategic decisions to focus on their other projects rather than us, which could adversely affect our growth. We cannot guarantee you that Melco and Crown will make strategic and other decisions which do not adversely affect our business.

Business conducted through joint ventures involves certain risks.

We were initially formed as a 50/50 joint venture between Melco and PBL as their exclusive vehicle to carry on casino, gaming machine and casino hotel operations in Macau. Subsequently, Crown acquired all the gaming businesses and investments of PBL, including PBL’s investment in MPEL. As a joint venture controlled by Melco and Crown, there are special risks associated with the possibility that Melco and Crown may: (1) have economic or business interests or goals that are inconsistent with ours or that are inconsistent with each other’s interests or goals, causing disagreement between them or between them and us which harms our business; (2) have operations and projects elsewhere in Asia that compete with our businesses in Macau and for available resources and management attention within the joint venture group; (3) take actions contrary to our policies or objectives; (4) be unable or unwilling to fulfill their obligations under the relevant joint venture or shareholders’ deed; or (5) have financial difficulties. In addition, there is no assurance that the laws and regulations relating to foreign investment in Melco’s or Crown’s governing jurisdictions will not be altered in such a manner as to result in a material adverse effect on our business and operating results.

Changes in our share ownership, including a change of control or a change in the amounts or relative percentages of our shares owned by Melco and Crown, could result in our inability to draw loans or events of default under our indebtedness.

The City of Dreams Project Facility includes provisions under which we may suffer an event of default upon the occurrence of a change of control with respect to Melco Crown Gaming, or a decline in the aggregate indirect holdings of Melco Crown Gaming shares by Melco and Crown below certain thresholds. These provisions are most restrictive during the time when our projects have not commenced commercial operation. Any occurrence of these events could be outside our control and could result in defaults and cross-defaults which cause the termination and acceleration of up to all of our credit facilities and potential enforcement of remedies by our lenders, which would have a material adverse effect on our financial condition and results of operations.

We are a holding company and our only material sources of cash are and are expected to be dividends, distributions and payments under shareholder loans from our subsidiaries.

We are a holding company with no material business operations of our own. Our only significant asset is the capital stock of our subsidiaries. We conduct virtually all of our business operations through our subsidiaries. Accordingly, our only material sources of cash are dividends, distributions and payments with respect to our ownership interests in or shareholder loans that we may make to our subsidiaries that are derived from the earnings and cash flow generated by our operating properties. Our subsidiaries might not generate sufficient earnings and cash flow to pay dividends, distributions or payments under shareholder loans in the future. In addition, our subsidiaries’ debt instruments and other agreements, including those that we have entered into in connection with the City of Dreams project, limit or prohibit, or are expected to limit or prohibit, certain payments of dividends, other distributions or payments under shareholder loans to us.

Crown’s investment in our company is subject to regulatory review in several jurisdictions and if regulators in those jurisdictions were to find that we, Crown or Melco failed to comply with certain regulatory requirements and standards, then Crown maybe required to withdraw from the joint venture.

Crown, through wholly owned subsidiaries, owns and operates the Crown Casino in Melbourne, Australia and the Burswood Casino in Perth, Australia. Crown’s wholly owned subsidiaries hold casino licenses issued by the States of Victoria and Western Australia in Australia.

Crown, through a 50% owned joint venture subsidiary, owns and operates three casinos in the United Kingdom. The joint venture owns a 50% interest in a fourth casino in the United Kingdom.

Crown, through a 50% owned joint venture subsidiary, operates under a management agreement with the relevant provincial government authority seven casinos in British Columbia and two casinos in Alberta in Canada.

Under a recently announced Preferred Purchase Agreement, Crown is required to be approved by gaming regulators in the States of Nevada and Pennsylvania in the United States in order to make an investment in Cannery Casino Resorts LLC which owns and operates casinos in those states.

In all jurisdictions in which Crown, or one of its wholly owned subsidiaries, holds a gaming license or Crown has a significant investment in a company which holds gaming licenses, gaming regulators are empowered to investigate associates, including business associates of Crown to determine whether the associate is of good repute and of sound financial resources. If, as a result of such investigation, the relevant gaming regulator determines that, by reason of its association, Crown has ceased to be suitable to hold a gaming license or to hold a substantial investment in the holder of a gaming license then the relevant gaming regulator may direct Crown to terminate its association or risk losing its gaming license or approval to invest in the holder of a gaming license in the relevant jurisdiction.

If actions by us or our subsidiaries or by Melco or Crown fail to comply with the regulatory requirements and standards of the jurisdictions in which Crown owns or operates casinos or in which companies in which Crown holds a substantial investment own or operate casinos or if there are changes in gaming laws and regulations or the interpretation or enforcement of such laws and regulations in such jurisdictions, then Crown may be required to withdraw from its joint venture with Melco or limit its involvement in one or more aspects of our gaming operations, which could have a material adverse effect on our business, financial condition and results of operations. Withdrawal by Crown from its joint venture with Melco could cause the failure of conditions to drawing loans under our credit facilities or the occurrence of events that default under our credit facilities or as contemplated by our founders under their joint venture agreement.

Risks Relating to the ADSs

The trading price of our ADSs has been volatile and may continue to be volatile regardless of our operating performance.

The trading price of our ADSs has been and may continue to be subject to wide fluctuations. Our ADSs were first quoted on the Nasdaq Global Market beginning on December 19, 2006, and were upgraded to trade on the Nasdaq Global Select Market on January 2, 2009. During the period from December 19, 2006 until April 20, 2009, the trading prices of our ADSs ranged from US$2.27 to US$23.55 per ADS and the closing sale price on April 20, 2009 was US$4.21 per ADS. The market price for our ADSs may continue to be volatile and subject to wide fluctuations in response to factors including the following:

•	uncertainties or delays relating to the financing, completion and successful operation of our projects;

•	developments in the Macau market or other Asian gaming markets, including the announcement or completion of major new projects by our competitors;

•	regulatory developments affecting us or our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other gaming and leisure industry companies;

•	addition or departure of our executive officers and key personnel;

•	fluctuations in the exchange rates between the U.S. dollar, Hong Kong dollar, Pataca and Renminbi;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs; and

•	sales or perceived sales of additional ordinary shares or ADSs.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

We currently do not intend to pay dividends, and we cannot assure you that we will make dividend payments in the future.

We may pay dividends to shareholders in the future; however, such payments will depend upon a number of factors, including our results of operations, earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors considered relevant by our board of directors. We currently intend to retain all of our earnings to finance the development and expansion of our business. Accordingly, we do not intend to declare or pay cash dividends on our ordinary shares in the near to medium term. Except as permitted under the Cayman Islands Companies Law (as amended) and the common law of the Cayman Islands, we are not permitted to distribute dividends unless we have a profit, realized or unrealized, or a reserve set aside from profits which the directors of our company determine is no longer needed. We currently have no reserve set aside from profits for the payment of dividends. We cannot assure you that we will make any dividend payments on our ordinary shares in the future. Our ability to pay dividends, and our subsidiaries’ ability to pay dividends to us, may be further subject to restrictive covenants contained in the City of Dreams Project Facility, and in other facility agreements governing indebtedness we and our subsidiaries may incur.

Substantial future sales or perceived sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All of the ordinary shares beneficially held by Melco and Crown are available for sale, subject to volume and other restrictions, as applicable, under Rule 144 and Rule 701 under the Securities Act and subject to the terms of their shareholders’ deed. To the extent these shares are sold into the market, the market price of our ADSs could decline.

In addition, Melco and Crown have the right to cause us to register the sale of their shares under the Securities Act, subject to the terms of their shareholders’ deed. Registration of these shares under the Securities Act would result in these shares becoming freely tradable as ADSs without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

Any decision by us to file additional registration statements to raise further equity in the market, which would result in dilution to existing shareholders, could cause the price of our ADSs to decline.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares of the depositary and in accordance with the provisions of the deposit agreement. Under our amended and restated articles of association, the minimum notice period required to convene a general meeting is seven days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to convene a shareholder meeting.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is unlawful or impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

In addition, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is unlawful, inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

We are a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law (as amended) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. All of our current operations, and administrative and corporate functions are conducted in Macau and Hong Kong. In addition, substantially all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in Cayman Islands, Macau and Hong Kong courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands, Macau or Hong Kong would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands, Macau or Hong Kong courts would be competent to hear original actions brought in the Cayman Islands, Macau or Hong Kong against us or such persons predicated upon the securities laws of the United States or any state.

We may be treated as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. Holders.

Although the applicable rules are not clear, we believe that we were not in 2008, and we do not currently expect to be in 2009, a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. This determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond our control, including the value of our assets and the amount and type of our income. Accordingly, there can be no assurance that we will not become a PFIC or that the Internal Revenue Service of the United States will agree with our conclusion regarding our PFIC status for 2008 or any taxable year thereafter. If we are a PFIC in any year, U.S. Holders of the ADSs or ordinary shares could suffer certain adverse United States federal income tax consequences.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, and any related prospectus supplement may contain or incorporate certain forward-looking statements that relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition, all of which are largely based on our then-current expectations and projections. All statements other than statements of historical fact in this prospectus, the documents incorporated by reference and any related prospectus supplement, are forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Risk Factors” for a discussion of some risk factors that may affect our business and results of operations. These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, because we operate in a heavily regulated and evolving industry, we may become more leveraged, and as we operate in Macau, a market that has historically experienced extremely rapid growth and intense competition, new risk factors may emerge from time to time. It is not possible for our management to predict all risk factors, nor can we assess the impact of these factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed or implied in any forward-looking statement.

In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. We have based the forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	growth of the gaming market and visitation in Macau;

•	satisfaction of and compliance with conditions and covenants under the US$1.75 billion City of Dreams Project Facility to maintain the facility;

•	the completion of the construction of our City of Dreams project;

•	obtaining approval from the Macau government for an increase in the developable gross floor area of the City of Dreams site;

•	the formal grant of an occupancy permit for City of Dreams;

•	our acquisition and development of the Macau Peninsula site;

•	the development of Macau Studio City;

•	construction cost estimates for our development projects, including projected variances from budgeted costs;

•	increased competition and other planned casino hotel and resort projects in Macau and elsewhere in Asia, including in Macau from Sociedade de Jogos de Macau, S.A, or SJM, Venetian Macau, Wynn Macau, Galaxy and MGM Grand Paradise;

•	the completion of infrastructure projects in Macau;

•	government regulation of the casino industry, including gaming license approvals and the legalization of gaming in other jurisdictions;

•	our ability to raise additional financing;

•	the uncertainty of tourist behavior related to spending and vacationing at casino resorts in Macau;

•	our entering into new development and construction and new ventures;

•	the liberalization of travel restrictions by PRC citizens and convertibility of the Renminbi by China;

•	fluctuations in occupancy rates and average daily room rates in Macau;

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition; and

•	other factors described under “Risk Factors”.

The forward-looking statements made in this prospectus, the documents incorporated by reference and any related prospectus supplement, relate only to events or information as of the date on which the statements are made in this prospectus, the documents incorporated by reference and any related prospectus supplement. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made, and you should not construe any incorporation by reference in this prospectus and any related prospectus supplement as constituting an update or a reaffirmation of any forward-looking statements contained in such documents that are being incorporated by reference. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

RELATED PARTY TRANSACTIONS

During the years ended December 31, 2008, 2007 and 2006, we entered into the following material related party transactions:

	Year Ended December 31,
	2008	2007	2006
	(in thousands of US$, except share and per share data)
Amounts paid/payable to affiliated companies
Advertising and promotional expenses	$597	$65	$—
Consultancy fee capitalized in construction in progress	246	2,294	3,015
Consultancy fee recognized as expense	1,168	4,150	2,525
Interest charges	—	—	413
Management fees	1,698	—	144
Network support fee	52	238	193
Project management fees capitalized in construction in progress	—	1,442	1,420
Operating and office supplies	255	707	—
Property and equipment	16,327	12,141	11,991
Office rental	1,466	1,114	473
Repairs and maintenance	655	41	—
Service fee expense	781	—	1,988
Traveling expense capitalized in construction in progress	66	—	—
Traveling expense recognized as expense	1,387	746	375
Amounts received/receivable from affiliated companies
Rooms and food and beverage income	100	41	—
Sales proceeds for disposal of property and equipment	2,788	—	—
Service fee income	—	—	16,276
Other service fee income	276	—	—
Amounts paid/payable to shareholders
Interest charges capitalized in construction in progress	3,367	4,167	586
Interest charges recognized as expense	—	758	1,814

Details of those material related party transactions provided in the table above are as follows:

(a)	Amounts Due From Affiliated Companies

SJM — We earned service fee income prior to Melco Crown Gaming obtaining the gaming subconcession in September 2006 for the provision of services to certain electronic gaming lounges of SJM. Service fee income was calculated based on a pre-determined rate stipulated in the respective agreement of the gaming revenue from the gaming machines. We purchased plant and equipment from SJM during the year ended December 31, 2006. There were no outstanding balances with SJM as of December 31, 2008 and 2007.

Elixir International Limited, or Elixir, — We disposed certain gaming machines to Elixir, a wholly-owned subsidiary of Melco during the year ended December 31, 2008. Property and equipment was purchased from Elixir primarily for the Crown Macau and City of Dreams projects during the years ended December 31, 2008, 2007 and 2006. Elixir provided certain services to us primarily related to the Crown Macau and City of Dreams projects including repairs and maintenance, network support and consultancy during the years ended December 31, 2008, 2007 and 2006. Elixir purchased rooms and food and beverage services from us during the years ended December 31, 2008 and 2007. As of December 31, 2008 and 2007, the outstanding balances due from Elixir were US$622,000 and nil, respectively.

Melco’s subsidiary — Melco’s subsidiary purchased rooms services and food and beverages from us during the years ended December 31, 2008 and 2007. The outstanding balances due from Melco’s subsidiary as of December 31, 2008 and 2007 were US$28,000 and nil, respectively.

(b)	Amounts Due To Affiliated Companies

Sociedade de Turismo e Diversões de Macau, S.A.R.L. , or STDM, and its subsidiaries (together with STDM referred to as STDM Group) and Shun Tak China Travel Ship Management Limited or Shun Tak — We incurred expenses associated with our use of STDM and Shun Tak ferry and hotel accommodation services within Hong Kong and Macau during the years ended December 31, 2008, 2007 and 2006. Relatives of Mr. Lawrence Ho, our Co-Chairman and Chief Executive Officer, have beneficial interests within those companies. The traveling expenses in connection with the Crown Macau and City of Dreams projects were capitalized to construction in progress during the construction period. STDM Group provided advertising and promotional services to us during the years ended December 31, 2008 and 2007. The outstanding balances due to STDM Group were US$215,000 and US$61,000 and Shun Tak were US$8,000 and US$43,000 as of December 31, 2008 and 2007, respectively, and were unsecured, non-interest bearing and repayable on demand.

Melco’s subsidiaries — Melco’s subsidiaries provided services to us primarily for the Crown Macau and City of Dreams projects and operations which included advertising and promotion, consultancy associated with marketing and public relations in Macau and China, network support, system maintenance and administration support, project management, management of general and administrative matters and repairs and maintenance during the years ended December 31, 2008, 2007 and 2006. We incurred rental expense from our leases of office premises and equipment from Melco’s subsidiaries during the years ended December 31, 2008, 2007 and 2006. We purchased property and equipment and operating and office supplies from Melco’s subsidiaries during the years ended December 31, 2008, 2007 and 2006. We reimbursed Melco’s subsidiaries for service fees incurred on our behalf for rental, office administration, travel and security coverage for the operation of the office of our Chief Executive Officer during the year ended December 31, 2008. Melco’s subsidiaries fees charged for management of general administrative services, project management and consultancy, were determined based on actual cost incurred during the years ended December 31, 2007 and 2006. The project management fee and consultancy fee in connection with the Crown Macau and City of Dreams projects were capitalized to construction in progress during the construction period during the years ended December 31, 2007 and 2006.

The outstanding balances due to Melco’s subsidiaries as of December 31, 2008 and 2007, were US$1.5 million and US$786,000, respectively, and were unsecured, non-interest bearing and repayable on demand. Interest was paid in respect of the interest-bearing balance of US$16.9 million during the year ended December 31, 2006 which bore interest at 9% per annum and had been charged up to June 30, 2006 from which date onwards the amounts due ceased to be interest bearing.

Dr. Stanley Ho — We received funds from Dr. Stanley Ho for working capital purposes. The amount was unsecured and bore interest at 4% per annum. The funds were fully repaid in 2006. Interest was paid in respect of the balances due during the year ended December 31, 2006.

Publishing and Broadcasting (Finance) Limited — We paid service fees to Publishing and Broadcasting (Finance) Limited, a subsidiary of PBL (Crown’s predecessor), for the year ended December 31, 2006. The service fees were paid for general administrative services provided and were based on a pre-determined fixed monthly amount. There was no outstanding balance as of December 31, 2008 and 2007.

Lisboa Holdings Limited — During the years ended December 31, 2008, 2007 and 2006, we paid rental expenses and service fees for Mocha Clubs gaming premises to Lisboa Holdings Limited, a company in which a relative of Mr. Lawrence Ho has beneficial interest. There was no outstanding balance as of December 31, 2008 and 2007.

Crown’s subsidiary — Crown’s subsidiary provided services to us primarily for the Crown Macau and City of Dreams projects and operations which included general consultancy, project management, and management of sale representative offices and we reimbursed Crown’s subsidiary with associated costs including traveling during the years ended December 31, 2008, 2007 and 2006. Part of the consultancy charges was capitalized in construction in progress during construction period for the years ended December 31, 2008, 2007 and 2006. We purchased property and equipment from Crown’s subsidiary during the years ended December 31, 2008 and 2007. Crown’s subsidiary purchased rooms and food and beverage services from us during the years ended December 31, 2008 and 2007. As of December 31, 2008 and 2007, the outstanding balances due to Crown’s subsidiary of US$241,000 and US$5.7 million, respectively, were unsecured, non-interest bearing and repayable on demand.

Shuffle Master Asia Limited, or Shuffle Master, and Stargames Corporation Pty. Limited, or Stargames — We purchased spare parts, property and equipment and incurred repairs and maintenance expense with Stargames and Shuffle Master in which our Chief Operating Officer is an independent non-executive director of its parent company, during the years ended December 31, 2008 and 2007. There was no outstanding balance with Stargames as of December 31, 2008 and 2007. The outstanding balance due to Shuffle Master as of December 31, 2008 and 2007 were US$4,000 and nil, respectively, were unsecured, non-interest bearing and repayable on demand.

Chang Wah Garment Manufacturing Company Limited, or Chang Wah — We purchased uniforms from Chang Wah during the year ended December 31, 2008, a company in which a relative of Mr. Lawrence Ho has beneficial interest, for Crown Macau. The outstanding balance due to Chang Wah as of December 31, 2008 was US$10,000, was unsecured, non-interest bearing and repayable on demand.

(c)	Working Capital Loans for Crown Macau and City of Dreams

Melco and PBL (Crown’s predecessor) provided loans to us for working capital purposes which were mainly used, among other things, for the acquisition of the Crown Macau and the City of Dreams sites and for construction of Crown Macau and City of Dreams. When Crown acquired the gaming businesses and investments of PBL in December 2007, it acquired the loans provided by PBL.

Outstanding loan balances due to Melco totaling US$74.4 million and US$74.0 million as of December 31, 2008 and 2007, respectively, were unsecured and interest bearing at 3-months HIBOR per annum until May 15, 2008 and subsequently at 3-months HIBOR plus 1.5% per annum. As of December 31, 2008, the loan balance due to Melco was repayable in May 2010.

The amounts of US$916,000 and US$705,000 as of December 31, 2008 and 2007, respectively, due to Melco relate to interest payable to Melco on the outstanding loan balances and were repayable on demand.

Outstanding loan balances due to Crown totaling US$41.3 million and US$40.6 million as of December 31, 2008 and 2007, respectively, were unsecured and interest bearing at 3-months HIBOR per annum. As of December 31, 2008, the loan balance due to Crown was repayable in May 2010.

The amounts of US$116,000 and US$846,000 as of December 31, 2008 and 2007 respectively, due to Crown relate to interest payable to Crown on the outstanding loan balances and were repayable on demand.

(d)	Melco contributed its interest in Melco Crown (COD) Developments to us pursuant to a shareholders agreement. Pursuant to an agreement signed on May 11, 2005, a subsidiary of Melco acquired from Great Respect Limited the remaining 49.2% interest in the City of Dreams project for US$150.6 million and contributed it to MPEL (Greater China), subject to certain conditions precedent. The acquisition was completed on September 5, 2005 and US$48.1 million out of US$150.6 million was financed by a loan from Melco and PBL. The price paid to acquire the additional interest was previously classified as other assets. Since the construction work for the City of Dreams project commenced in April 2006, the amount was reclassified to the land use right as of that date.

(e)	On April 21, 2005, a consent was issued by the Macau government to Melco Crown (COD) Developments pursuant to which the Macau government offered to Melco Crown (COD) Developments the right to be granted a medium term lease of Cotai Land, to construct and develop the City of Dreams project. The construction work for the City of Dreams project commenced in April 2006. The land use right and related payable to the Macau government of US$63.4 million has been included in the land use right, accrued expenses and other current liabilities, and land use right payable as of December 31, 2006. In October 2007, the Macau government revised the terms of the land use right of Cotai Land with land use right and related payables increased to US$105.1 million. The revised amount has been included in the land use right, accrued expenses and other current liabilities, and land use right payable as of December 31, 2007. In January 2008, we received from the Macau government the final terms of the land lease agreement of US$105.1 million and paid US$37.4 million at signing of the government lease in February 2008. In August 2008, Melco Crown (COD) Developments obtained the official title of this land use right and the remaining balance of approximately US$67.7 million due in nine half-yearly installments bearing interest at 5% per annum with the first installment payable in February 2009, six months from the date of publication of the land grant in the Macau government gazette. The outstanding balance has been included in the accrued expenses and other current liabilities and land use right payable as of December 31, 2008. The expiry date of the lease of the Cotai Land is August 2033 and we amortize the land use right from the commencement date of the construction work to the expiry date.

(f)	On February 8, 2005, Melco completed the acquisition of an additional 20% equity interest in Melco Crown (CM) Developments from STDM for US$16.4 million in convertible notes of Melco. Melco then transferred this 20% equity interest to us together with the 50% interest in Melco Crown (CM) Developments purchased in the year ended December 31, 2004. On July 28, 2005, the Group completed the acquisition of the remaining 30% interest in Melco Crown (CM) Developments from STDM for US$51.3 million, of which US$25.6 million was financed by an advance from Melco and PBL.

On June 24, 2005, Melco Crown (CM) Developments accepted a formal offer from the Macau government to acquire the Taipa Land for US$18.6 million, which was included in the amount of land use rights as of December 31, 2006. As of December 31, 2005, Melco Crown (CM) Developments had paid US$6.2 million for the Taipa Land. The remaining balance of approximately US$12.4 million was fully settled as of December 31, 2006. The expiry date of the lease of the Taipa Land is March 2031 and we amortize the land use right from the commencement date of the construction work to the expiry date.

(g)	On November 11, 2004, Melco Crown (CM) Developments entered into letters of confirmation with SJM pursuant to which SJM would lease the casino premises at and operate the casino gaming activities at the Crown Macau project pursuant to an arrangement under which Melco Crown (CM) Developments would receive fees and rentals based on a percentage of the revenues from such gaming operations. The letters of confirmation were terminated subsequently in March 2006 when PBL entered into an agreement with Wynn Macau to acquire a gaming subconcession under Wynn Macau’s concession.

(h)	We completed a reorganization in October 2006. As a result of the restructuring, we acquired Melco Crown Gaming, the holder of the gaming subconcession in Macau, and Melco’s 20% interest in MPEL (Greater China), the holding company of Mocha Slot Group, Melco Crown (CM) Developments and Melco Crown (COD) Developments.

(i)	On March 15, 2006, in contemplation of the grant of the gaming subconcession to Melco Crown Gaming, and for the purposes of continuity of the slot lounge services provision business, Melco, Mocha Slot Group Limited, Mocha Slot Management Limited, one of our subsidiaries and SJM entered into an agreement for the conditional termination of all existing services agreements of Mocha Slot. The termination became effective subsequent to the grant of gaming subconcession to Melco Crown Gaming in September 2006.

In contemplation of the acquisition of Melco Crown Gaming by the group, Mocha Slot has made use of the gaming subconcession of Melco Crown Gaming before Melco Crown Gaming was contributed to us, at nil consideration, to operate the slot lounge business, in accordance with an arrangement letter signed.

(j)	On May 9, 2006, MPEL International entered into a sale and purchase agreement to acquire the remaining 20% of Mocha Slot held by Dr. Stanley Ho and repaid the shareholder loan advanced from Dr. Stanley Ho to Mocha Slot for an aggregate consideration of approximately US$37.9 million. The sale and purchase agreement was completed on the same date on which the sale and purchase agreement was signed.

(k)	On May 17, 2006, MPEL Macau Peninsula entered into an agreement to purchase the entire issued share capital of a company of which Dr. Stanley Ho is one of the directors but in which he holds no shares. Dr. Stanley Ho is the father of Mr. Lawrence Ho, our Co-Chairman and Chief Executive Officer, and the

chairman of Melco until he resigned this position in March 2006. We hold the rights to a land lease in respect of a plot of land with an area of 6,480 square meters located at Zona dos Novos Aterros do Porto Exterior, on the Macau peninsula. The aggregate consideration is US$192.8 million, which is payable in cash and an amount of US$12.9 million was paid as down payment upon signing of the sale and purchase agreement, which was financed from Melco and PBL, equally, and is included in deposit for acquisition of land interest. The balance is payable on completion of the acquisition, which is subject to conditions that are not under our control. The agreement completion deadline was first extended in January 2007 and again in July 2007 and July 2008 when we negotiated an extension of the completion deadline for the conditional agreement to the end of July 2009. Other than the extension of the purchase completion deadline, all other provisions of the agreement remain in force, and there were no fees associated with any of the extensions.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Copies of reports and other information, when so filed, may be inspected without charge and may be obtained at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and at the regional office of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

Nasdaq Marketplace Rule 4350(b) requires each issuer to make available to its shareholders an annual report containing audited financial statements of the company and its subsidiaries. We will post on our website, www.melco-crown.com, all notices of shareholders’ meetings, our annual reports, other reports and communications in English. Shareholders can also request a copy of our annual report in physical or electronic form, from our ADR depositary bank, Deutsche Bank Trust Company Americas. The depositary will make all notices of shareholders’ meetings, our annual reports, or other reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

Our ADSs are quoted on the Nasdaq Global Select Market under the symbol “MPEL.” You may inspect certain reports and other information concerning us at the offices of the Nasdaq National Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Certain reports and other information about us are also available on our website, www.melco-crown.com.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The following documents filed with the SEC are incorporated in this prospectus by reference:

(1) Our registration of American Depositary Receipts on Form F-6 (File No.: 333-139159) which we filed with the SEC on December 7, 2006;

(2) The section “Description of American Depositary Shares” in our prospectus filed pursuant to Rule 424(b)(4) of the Securities Act on November 1, 2007 with respect to the Registration Statement on Form F-1 (File No. 333-146780);

(3) Our annual report on Form 20-F for the year ended December 31, 2008 (File No. 001-33178) which we filed with the SEC on March 31, 2009; and

(4) Our reports on Form 6-K furnished to the SEC on March 31, 2009, April 3, 2009 and April 15, 2009.

We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act. In addition, we may incorporate by reference into this prospectus any of our reports on Form 6-K (or portions thereof) filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

All reports and other documents filed or submitted by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of an offering pursuant to this prospectus shall also be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing or submission of such reports and documents.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. In all cases, you should rely on the later information over different information included in this prospectus.

You may obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Melco Crown Entertainment Limited
36th Floor, The Centrium
60 Wyndham Street
Central
Hong Kong
Attn: Company Secretary
(852) 2598 3600

USE OF PROCEEDS

We may use the net proceeds from our sale of the ADSs or ordinary shares pursuant to any future offering under this prospectus and any applicable prospectus supplement for funding of capital expenditures, working capital, repayment of indebtedness, and/or general corporate purposes. The use of proceeds for a specific offering will be set forth in the prospectus supplement for that offering.

PLAN OF DISTRIBUTION

The ADSs or ordinary shares may be offered and sold by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by us or by a purchaser of the ADSs or ordinary shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the ADSs or ordinary shares may be effected from time to time in one or more transactions, in private or public transactions, on the Nasdaq Global Select Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. If sales and transfers are effected by means of an underwriting, underwriting discounts will not exceed 8% of the gross proceeds of the offering. Any or all of the ADSs or ordinary shares may be sold from time to time by means of:

•	a sale to one or more underwriters for resale to the public or to institutional investors in one or more transactions;

•	a block trade, in which a broker or dealer attempts to sell the ADSs or ordinary shares as agent but may position and resell a portion of the ADSs or ordinary shares as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

•	the writing (sale) of put or call options on the ADSs or ordinary shares;

•	the pledging of the ADSs or ordinary shares as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, the disposition of the ADSs or ordinary shares by the lender thereunder;

•	an exchange distribution in accordance with the rules of the applicable stock exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	a combination of any such methods of sale; and

•	any other legally available means.

To the extent required with respect to a particular offer or sale of the ADSs or ordinary shares, we will file a prospectus supplement, which will accompany this prospectus, to disclose:

•	the number of ADSs or ordinary shares to be sold;

•	the purchase price;

•	the name of any underwriter, broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses;

•	the nature of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other relevant information.

Any broker-dealers who participate in the distribution of the ADSs or ordinary shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the ADSs or ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The aggregate net proceeds to us from the sale of ADSs or ordinary shares will be the purchase price of such ADSs or ordinary shares less any discounts, concessions or commissions.

The ADSs or ordinary shares covered by this prospectus may become qualified for sale under Section 4(1) of the Securities Act or Rules 144 or 145 promulgated thereunder, whereupon they may be sold pursuant to such provisions rather than pursuant to this prospectus.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (as amended) of the Cayman Islands.

As of the date hereof, our authorized share capital consists of 1,500,000,000 ordinary shares, with a par value of US$0.01 each. On December 1, 2006, the issued 200 Class A Shares, the issued 200 Class B Shares and all unissued Class A Shares and Class B Shares were re-designated and re-classified as ordinary shares and an aggregate of 999,999,600 ordinary shares were issued to our shareholders pursuant to a capitalization issue. As of the date hereof, there are 1,330,786,304 ordinary shares issued and outstanding.

Our Board of Directors will be convening an extraordinary general meeting in May 2009, in accordance with our current Articles of Association, for the purposes of considering and approving an increase in our authorized share capital from US$15,000,000 divided into 1,500,000,000 ordinary shares of a nominal or par value of US$0.01 each to US$25,000,000 divided into 2,500,000,000 ordinary shares of a nominal or par value of US$0.01 each, by the creation of an additional 1,000,000,000 ordinary shares and adoption of a new amended and restated memorandum and articles of association.

Our founding shareholders have approved an amended and restated memorandum and articles of association of our company. The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Some of the ordinary shares are issued in registered form only and no share certificates were issued. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights

Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or by any shareholder present in person or by proxy.

A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least ten percent of our ordinary shares. Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of not less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless

•	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•	the ordinary shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be set out in our amended and restated memorandum and articles of association, as amended from time to time.

Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration

Our amended and restated memorandum and articles of association prohibit anyone who is an unsuitable person or an affiliate of an unsuitable person from:

•	receiving dividends or interest with regard to our shares;

•	exercising voting or other rights conferred by our shares; and

•	receiving any remuneration in any form from us or an affiliated company for services rendered or otherwise.

These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability or the board of directors determines that a person or its affiliate is unsuitable and continue until the securities are owned or controlled by persons found suitable by a gaming authority and/or the board of directors to own them. An “unsuitable person” is any person who is determined by a gaming authority to be unsuitable to own or control any of our shares or who causes us or any affiliated company to lose or to be threatened with the loss of any gaming license, or who, in the sole discretion of our board of directors, is deemed likely to jeopardize our or any of our affiliates’ application for, receipt of approval for right to the use of, or entitlement to, any gaming license.

“Gaming authorities” include all international, foreign, federal, state, local and other regulatory and licensing bodies and agencies with authority over gaming (the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise). “Affiliated companies” are those companies indirectly affiliated or under common ownership or control with us, including without limitation, subsidiaries, holding companies and intermediary companies (as those terms are defined in gaming laws of applicable gaming jurisdictions) that are registered or licensed under applicable gaming laws. The amended and restated memorandum and articles of association define “ownership” or “control” to mean ownership of record, beneficial ownership as defined in Rule 13d-3 of the Securities and Exchange Commission or the power to direct and manage, by agreement, contract, agency or other manner, the management or policies of a person or the disposition of our capital stock.

Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate

Our amended and restated memorandum and articles of association provide that shares owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable by us, out of funds legally available for that redemption, by appropriate action of the board of directors to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or, if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by the board of directors. If determined by us, the price for the shares will not exceed the closing price per share of the shares on the principal national securities exchange on which the shares are then listed on the trading date on the day before the redemption notice is given. If the shares are not then listed, the redemption price will not exceed the closing sales price of the shares as quoted on an automated quotation system, or if the closing price is not then reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. Our right of redemption is not exclusive of any other rights that we may have or later acquire under any agreement, its bylaws or otherwise. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as we elect.

Our amended and restated memorandum and articles of association require any unsuitable person and any affiliate of an unsuitable person to indemnify us and our affiliated companies for any and all costs, including attorneys’ fees, incurred by us and our affiliated companies as a result of the unsuitable person’s or affiliates ownership or control or failure to promptly divest itself of any shares, securities of or interests in us.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied or abrogated either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information”.

Changes in Capital

We may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

•	sub-divide our existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and, subsequently, the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the due majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares (within four months), the offerer may, within a two month period after the expiration of the said four months, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority”.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our second amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

The following table summarizes significant differences in shareholder rights between the provisions of the Companies Law of Cayman Islands applicable to our company and the Delaware General Corporation Law applicable to most companies incorporated in Delaware and their shareholders. Please note that this is only a general summary of provisions applicable to companies in Delaware. Certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents.

Delaware corporate law	Cayman Islands law

Mergers and similar arrangements
Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by stockholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.
Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number representing seventy-five per cent in value of each class of shareholders and creditors with whom the arrangement is to be made, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  • the statutory provisions as to the dual majority vote have been met;

  • the shareholders have been fairly represented at the meeting in question;

  • the arrangement is such that a businessman would reasonably approve; and

  • the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted (within four months after the making of the offer) by holders of ninety per cent in value of the shares affected, the offerer may, within a two month period after the expiration of the said four months, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits
Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may only be brought by a minority shareholder with the leave of the court. Based on English authorities, which would in all likelihood be of persuasive (but not technically binding) authority in the Cayman Islands, leave may be granted, for example, when:

  • a company acts or proposes to act illegally or ultra vires and not capable for ratification by the majority;

  • the act complained of, although not ultra vires, required a special resolution, which was not obtained;

  • those who control the company are perpetrating a “fraud on the minority”; and

  • the company has not complied with provisions requiring that the relevant act be approved by a special or extraordinary majority of the shareholders.

However, a company may be wound up by the court on the petition of a shareholder if the court is of the opinion that it is “just and equitable” that the company should be wound up.

In addition, a shareholder may bring a personal action in his own name and on his own behalf in respect of a wrong done to him as a shareholder by the company. For example, he may bring a personal action against the company for being prevented from exercising his voting rights or deprived of the benefit of a pre-emption clause.

Indemnification of directors and executive officers and limitation of liability
The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director:

  • for any breach of a director’s duty of loyalty to the corporation or its shareholders;

  • for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  • statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

  • for any transaction from which the director derived an improper personal benefit.
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime. Our articles of association permits indemnification of officers and directors for losses, damages, costs charges, liabilities, and expenses incurred in their capacities as such unless such losses or damages arise from willful neglect or default of such directors or officers. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our articles of association.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if

  • the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and

  • the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

  • by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

  • by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

  • by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

  • by the stockholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Directors’ fiduciary duties
A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components:

  • the duty of care; and

  • the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self- dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation.

However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
A director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company:

  • a duty to act bona fide in the best interests of the company,

  • a duty not to act illegally or beyond the scope of his powers; and

  • a duty not to put himself in a position where there is an actual or potential conflict between his personal interest and his duty to the company.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent
A Delaware corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.	Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals
A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.	Our articles of association allow our shareholders holding not less than 10% of the paid up voting share capital of the Company to requisition a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our articles of association require us to hold a general meeting as our annual meeting in each year.

Cumulative voting
Under the Delaware General Corporate Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.	Cumulative voting is not prohibited under Cayman Islands law. However, our articles of association will not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors
A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	Under our articles of association, our directors can be removed by a resolution passed by a majority of not less than two-thirds of our shareholders entitled to vote or vote in person or by proxy, cast at a general meeting, or the unanimous written resolution of all shareholders entitled to vote at a general meeting, or upon written notice by the shareholder who nominated such director any time.

Transactions with interested shareholders
The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.	Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up
Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.	Under the Companies Law of the Cayman Islands and our articles of association, our company may be wound up only by a resolution passed by a majority of not less than two-thirds of our shareholders entitled to vote and vote in person or by proxy at a meeting or the unanimous written resolution of all shareholders.

Variation of rights of shares
A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides the otherwise.	Under our articles of association, if our share capital is divided into more than one class of shares, we may vary or abrogate the rights attached to any class only with the unanimous written consent of the holders of the issued shares of that class, or with the sanction of a resolution passed by at least two-thirds of the holders of the shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Amendment of governing documents
A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides the otherwise.	As permitted by Cayman Islands law, our articles of association may only be amended with a resolution passed by a majority of not less than two-thirds of our shareholders entitled to vote and vote in person or by proxy at a meeting or the unanimous written resolution of all shareholders.

Inspection of Books and Records
Shareholders of a Delaware corporation have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of stockholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Under the Companies Law of the Cayman Islands, holders of our shares will have no general right to inspect or obtain copies of our list of shareholders or our corporate records. However, our articles of association provide that we will provide our shareholders with audited financial statements at annual general meetings.

History of Securities Issuances

The following is a summary of our securities issuances since our inception.

In December 2004, we issued one Class A share to Melco. In January 2005, Melco transferred its Class A share and we issued 99 additional shares in March 2005, to Melco Leisure and Entertainment Group, a wholly- owned subsidiary of Melco. In March 2005, we issued 100 Class B shares, all of which are outstanding, to PBL Asia Investments Ltd, or PBL Asia, a company which is now wholly-owned by Crown. In September 2006, we issued an additional 100 Class A shares and 100 Class B shares to Melco Leisure and Entertainment Group and PBL Asia, respectively.

On December 1, 2006, the issued 200 Class A Shares, the issued 200 Class B Shares and all unissued Class A Shares and Class B Shares were re-designated and re-classified as ordinary shares and an aggregate of 999,999,600 ordinary shares were issued to our shareholders for no additional consideration.

On December 18, 2006, we issued 60,250,000 ADSs in our initial public offering, and in January 2007, the underwriters for our initial public offering exercised their over-allotment option to purchase 9,037,500 additional ADSs.

On November 6, 2007, we issued 37,500,000 ADSs in our follow-on offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

For a description of our American Depositary Shares, see “Description of American Depositary Shares” in our final prospectus filed pursuant to Rule 424(b)(4) of the Securities Act on November 1, 2007 with respect to the Registration Statement on Form F-1 (File No. 333-146780). See “Incorporation by Reference”.

TAXATION

The following summary of the material Cayman Islands and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S., state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Walkers, our Cayman Islands counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

United States Federal Income Taxation

The following discussion describes the material United States federal income tax consequences of an investment in the ADSs to U.S. Holders (defined below) that purchase the ADSs in cash pursuant to an offering. This discussion applies only to investors that hold the ADSs or ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date hereof and on U.S. Treasury regulations in effect or, in some cases, proposed, on the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	insurance companies;

•	dealers in securities;

•	certain former citizens or residents of the United States;

•	persons that elect to mark to market;

•	tax-exempt entities;

•	real estate investment trusts;

•	regulated investment companies;

•	persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or other integrated transaction;

•	persons that actually or constructively own 10% or more of our voting stock or;

•	persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation or pursuant to the conversion of another instrument.

This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS U.S. STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ADSs OR ORDINARY SHARES.

The discussion below of U.S. federal income tax consequences to “U.S. Holders” will apply if you are a beneficial owner of the ADSs or ordinary shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity taxable as a partnership holds the ADSs or ordinary shares, the tax treatment of such entity and each partner thereof generally will depend on the status and activities of the entity and the partner.

Tax Treatment of ADSs

If you hold the ADSs, you generally should be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution to you with respect to the ADSs or ordinary shares generally will be included in your gross income as ordinary dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it generally will be treated first as a tax-free return, on a share-by-share basis, of your tax basis in your ADSs or ordinary shares, and to the extent the amount of the distribution exceeds your tax basis in an ADS or ordinary share, the excess generally will be treated as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that any distribution from us generally will be treated as a dividend. Any dividend from us will not be eligible for the dividends-received deduction generally allowed to corporations in respect of dividends received from U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may constitute “qualified dividend income” that is taxed at the lower applicable capital gains rate provided that (1) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. For this purpose, ADSs listed on the Nasdaq will be considered to be readily tradable on an established securities market in the United States. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs or ordinary shares and certain special rules that apply to such dividends (including rules relating to foreign tax credit limitations).

Dividends from us generally will constitute non-U.S. source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us generally will be treated as “passive category income” or, in the case of certain U.S. Holders, as “general category income.”

Sale, Exchange or Other Disposition of the ADSs or Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you generally will recognize gain or loss on any sale, exchange or other disposition of an ADS or ordinary share equal to the difference between the amount realized for such ADS or ordinary share and your tax basis in such ADS or ordinary share. Such gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held such ADS or ordinary share for more than one year, you generally will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. Any such loss, however, could be resourced to the extent of dividends treated as received with respect to such ADS or ordinary share within the preceding 24-month period.

Passive Foreign Investment Company

Although the applicable rules are not clear, we believe that we were not in 2008, and we do not currently expect to be in 2009, a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. This determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond our control, including the value of our assets and the amount and type of our income. Accordingly, there can be no assurance that we will not become a PFIC or that the Internal Revenue Service will agree with our conclusion regarding our PFIC status for 2008 or any taxable year thereafter. If we are a PFIC in any year, U.S. Holders of the ADSs or ordinary shares could suffer adverse consequences as discussed below.

In general, a corporation organized outside the United States will be treated as a PFIC in any taxable year in which either (1) at least 75% of its gross income is “passive income” or (2) on average at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents and gains from commodities transactions and from the sale or exchange of property that gives rise to passive income. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

If we are a PFIC in any year during which you own the ADSs or ordinary shares, you could be liable for additional taxes and interest charges upon certain distributions by us or upon a sale, exchange or other disposition of the ADSs or ordinary shares at a gain, whether or not we continue to be a PFIC. The tax will be determined by allocating such distributions or gain ratably to each day of your holding period. The amount allocated to the current taxable year and any portion of your holding period prior to the first taxable year for which we are a PFIC will be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates applicable to ordinary income for each such taxable year, and an interest charge will also be imposed on the amount of taxes for each such taxable year. In addition, if we are a PFIC, a person who acquires the ADSs or ordinary shares from you upon your death generally will be denied the step-up of the tax basis for U.S. federal income tax purposes to fair market value at the date of your death, which would otherwise generally be available with respect to a decedent dying in any year other than 2010. Instead, such person will have a tax basis equal to the lower of such fair market value or your tax basis.

The tax consequences that would apply if we were a PFIC would be different from those described above if a “mark-to-market” election is available and you validly make such an election as of the beginning of your holding period of the ADSs or ordinary shares. If such election is validly made, (1) you generally will be required to take into account the difference, if any, between the fair market value of, and your tax basis in, the ADSs or ordinary shares at the end of each taxable year as ordinary income or, to the extent of any net mark-to-market gains previously included in income, ordinary loss, and to make corresponding adjustments to your tax basis in the ADSs or ordinary shares and (2) any gain from a sale, exchange or other disposition of the ADSs or ordinary shares will be treated as ordinary income, and any loss will be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. A mark-to-market election is available only if the ADSs or ordinary shares, as the case may be, are considered “marketable stock”. Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The Nasdaq constitutes a qualified exchange, and a non-U.S. securities exchange constitutes a qualified exchange if it is regulated or supervised by a governmental authority of the country in which the securities exchange is located and meets certain trading, listing, financial disclosure and other requirements set forth in U.S. Treasury regulations. Since the ordinary shares are not themselves listed on any securities exchange, the mark-to-market election may not be available for the ordinary shares even if the ADSs are regularly traded on the Nasdaq.

The tax consequences that would apply if we were a PFIC would also be different from those described above if a valid qualified electing fund, or QEF, election in respect of us has been in effect during your entire holding period of such ADSs or ordinary shares. A QEF election with respect to us would be available only if we agree to provide you with certain information. As we do not intend to provide you with the required information, you should assume that a QEF election is unavailable.

If you hold the ADSs or ordinary shares in any year in which we are a PFIC, you may be required to file Internal Revenue Service Form 8621.

You are urged to consult your tax advisor regarding the potential application of the PFIC rules to your investment in the ADSs or ordinary shares.

Information Reporting and Backup Withholding

Distributions on the ADSs or ordinary shares and proceeds from the sale, exchange or other disposition of the ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations, including our administrative and corporate operations, are conducted in Macau and Hong Kong, and substantially all of our assets are located in Macau. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Walkers, our counsel as to Cayman Islands law, and Manuela António Law Office, our counsel as to Macau law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and Macau, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Walkers has further advised us that a judgment obtained in a foreign court will be recognized and enforced in the courts of the Cayman Islands without any re-examination of the merits (a) at common law, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, where the judgment is final and in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules and which is conclusive, for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations, and which was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands and execution as if it were a judgment of the Grand Court of the Cayman Islands, where the judgment is a judgment of a superior court of any state of the Commonwealth of Australia which is final and conclusive for a sum of money not in respect of taxes or other charges of a like nature or in respect of a fine, penalty or revenue obligation and which remains enforceable by execution in that jurisdiction or (b) by statute, by registration in the Grand Court of the Cayman Islands.

Manuela António Law Office has advised further that a final and conclusive monetary judgment for a definite sum obtained in a federal or state court in the United States would be treated by the courts of Macau as a cause of action in itself so that no retrial of the issues would be necessary, provided that: (1) such court had jurisdiction in the matter and the defendant either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process; (2) due process was observed by such court, with equal treatment given to both parties to the action, and the defendant had the opportunity to submit a defense; (3) the judgment given by such court was not in respect of penalties, taxes, fines or similar fiscal or tax revenue obligations; (4) in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court; (5) recognition or enforcement of the judgment in Macau would not be contrary to public policy; (6) the proceedings pursuant to which judgment was obtained were not contrary to natural justice; and (7) any interest charged to the defendant does not exceed three times the official interest rate, which is currently 9.75% per annum, over the outstanding payment (whether of principal, interest fees or other amounts) due.

EXPERTS

The consolidated financial statements and the related financial statements included in Schedule 1, incorporated in this registration statement by reference to our annual report on Form 20-F for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statements included in Schedule 1 have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Touche Tohmatsu are located at 35th Floor, One Pacific Place, 88 Queensway, Hong Kong.

MATERIAL CHANGES

There have been no material changes in our affairs that have occurred since the end of the latest fiscal year for which certified financial statements are included in this prospectus and that have not been described in a report filed under the Exchange Act and incorporated by reference.

LEGAL MATTERS

Debevoise & Plimpton LLP is acting as U.S. counsel to the issuer. The validity of the ordinary shares represented by the ADSs offered pursuant to this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Walkers. Legal matters as to Macau law will be passed upon for us by Manuela António Law Office.